UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒ Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HIMS & HERS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11.

hims & hers

2024 Notice of Annual Meeting and Proxy Statement

hairblends

April 26, 2024
Dear stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the ‘‘Annual Meeting’’ or the ‘‘2024 Annual Meeting’’) of Hims & Hers Health, Inc., a Delaware corporation (‘‘Hims & Hers,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’), which will be held on Thursday, June 6, 2024 at 11:00 a.m. Pacific Time. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/HIMS2024. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, and provides cost savings for our stockholders and the Company.
The enclosed Notice of 2024 Annual Meeting of Stockholders and proxy statement includes details regarding admission and describes the proposals to be considered and voted upon at the Annual Meeting. We encourage you to read this information carefully.
Your vote is important. We hope you plan to virtually attend the Annual Meeting, but whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. To ensure that your vote will be received and counted, please vote online, by telephone or by mailing your proxy card, in each case by following the instructions included with the proxy card. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions using one of these voting options.
On behalf of the Board of Directors and senior management, I would like to express our appreciation for your continued support and interest in Hims & Hers.
Very truly yours,
Andrew Dudum
Chief Executive Officer, Director and Chairman of the Board

Notice of 2024 Annual
Meeting of Stockholders

Date Thursday, June 6, 2024	Time 11:00 a.m. Pacific Time.	Place Virtually by visiting www.virtualshareholdermeeting.com/HIMS2024.	Record Date Stockholders of record as of the close of business on April 16, 2024 are entitled to vote.

Items of Business

1	To elect the eight director nominees to serve until the 2025 annual meeting of stockholders;
2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
3	To approve, on an advisory basis, the compensation of our named executive officers; and
4	To transact such other business as may properly come before the Annual Meeting or any continuation or adjournment thereof.
Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Voting
Your vote is important. We hope you plan to virtually attend the Annual Meeting, but whether or not you plan to virtually attend the Annual Meeting, we hope you will vote as soon as possible. To ensure that your vote will be received and counted, please vote online, by telephone or by mailing your proxy card, in each case by following the instructions included with the proxy card. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions using one of these voting options.
If you have any questions regarding this information or the proxy materials, please visit the investor relations section of our website at https://investors.forhims.com or contact our investor relations department at investors@forhims.com.
By Order of the Board of Directors

Soleil Boughton Chief Legal Officer and Corporate Secretary	San Francisco, California April 26, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 6, 2024: This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being made available on or about April 26, 2024.
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available free of charge at www.proxyvote.com.

The Board of Directors recommends that you vote ‘‘FOR’’ the election of all nominees for director in Proposal No. 1, ‘‘FOR’’ Proposal No. 2, and ‘‘FOR’’ Proposal No. 3.
Special Note Regarding Forward-Looking Statements
This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’) and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words ‘‘believe,’’ ‘‘estimate,’’ ‘‘anticipate,’’ ‘‘expect,’’ ‘‘assume,’’ ‘‘imply,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘may,’’ ‘‘will,’’ ‘‘potential,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘continue,’’ ‘‘could,’’ or ‘‘should,’’ or, in each case, their plural, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our expected future financial and business performance; our market opportunity; the administration of our risk oversight; and the design of our compensation programs. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the ‘‘Risk Factors’’ section of our most recently filed Annual Report on Form 10-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

1
Proxy Summary
Meeting Details

Date Thursday, June 6, 2024	Time 11:00 a.m. Pacific Time	Place Virtually by visiting www.virtualshareholdermeeting.com/HIMS2024	Record Date Stockholders of record as of the close of business on April 16, 2024 are entitled to vote.

How to Vote

Online
You may vote online by logging in at www.proxyvote.com and following the instructions for internet voting on the proxy card or on the instructions that accompanied your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 5, 2024.

Phone
You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 5, 2024.

Mail You may vote by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.	At the Meeting You may vote electronically at the Annual Meeting by going to www.virtualshareholdermeeting.com/HIMS2024 and using your unique control number that you received in the mail to log in.
Voting Recommendations

Proposals		Board Recommendation	Page Reference

1	To elect the eight director nominees to serve until the 2025 annual meeting of stockholders;	FOR each nominee	70
2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;	FOR	72
3	To approve, on an advisory basis, the compensation of our named executive officers	FOR	73

2	PROXY SUMMARY
Directors

			Committees
Name	Age	Position(s) with Hims & Hers	Audit	Compensation	Risk

Andrew Dudum*	35	Chief Executive Officer, Director and Chairman
Alex Bard	49	Director
Ambar Bhattacharyya	41	Director			Chair
Dr. Patrick Carroll, M.D.*	66	Chief Medical Officer and Director
Dr. Delos Cosgrove, M.D.*	83	Director
Anja Manuel*	49	Director
Lynne Chou O’Keefe	47	Director
Christopher Payne*†	55	Director
Christiane Pendarvis*	54	Director
Andrea Perez*	43	Director		Chair
David Wells*	52	Lead Independent Director	Chair
*Nominated for re-election
†To be appointed to the compensation and risk committees effective as of the conclusion of the Annual Meeting
Business Highlights

Our total FY 2023 revenue was $872.0M	Our total Subscribers(1) at year-end FY 2023 were 1.5M	Our net loss for FY 2023 was $(23.5)M
65% YoY	48% YoY	$(65.7)M FY2022

Our Adjusted EBITDA(2) for FY 2023 was $49.5M	Our operating cash flow for FY 2023 was $73.5M	Our Free Cash Flow(2) for FY 2023 was $47.0M
$(15.8)M FY 2022	$(26.5)M FY 2022	$(33.8)M FY 2022

(1)“Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services.
(2)Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable financial measures under generally accepted accounting principles in the United States (“U.S. GAAP”), is provided in Annex A to this proxy statement.

3
Questions and Answers About
the Proxy Materials and Voting
Why am I receiving these materials?
We have sent you this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the ‘‘2023 Annual Report’’) and the proxy card, or collectively, the proxy materials, because the Board of Directors of Hims & Hers (our ‘‘Board’’ or the ‘‘Board of Directors’’) is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to know in order to cast an informed vote at the Annual Meeting. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below or on your proxy card to submit your proxy online or by telephone. We intend to begin mailing these proxy materials on or about April 26, 2024 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials?
Rules adopted by the Securities and Exchange Commission (the ‘‘SEC’’) allow companies to send stockholders a notice of internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of proxy materials to our stockholders. However, in the future we may take advantage of the internet distribution option. If, in the future, we choose to send such notices, they would contain instructions on how stockholders can access our notice of annual meeting and proxy statement online. They would also contain instructions on how stockholders could request to receive their materials electronically or in printed form on a one-time or ongoing basis.
What is a virtual Annual Meeting?
The Annual Meeting will be conducted as a virtual meeting of stockholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location, improved communication and cost savings to our stockholders. You can virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/HIMS2024, where, subject to the instructions provided below, you will be able to vote your shares and submit your questions during the meeting online. There will not be a physical meeting location and you will not be able to attend in person.
We invite you to virtually attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. However, you do not need to attend the virtual meeting to vote your shares. Instead, to ensure that your vote will be received and counted, you may vote online, by telephone, or by completing and mailing your proxy card, as described below.
The Annual Meeting begins at 11:00 a.m. Pacific Time. We encourage you to access the meeting website prior to the start time to allow time for check-in. Follow the instructions in your proxy materials or proxy card to access the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
You do not need to register to attend the Annual Meeting webcast. However, if you do not register and attend the Annual Meeting as a guest, you will not have the option to vote your shares or ask questions during the virtual meeting. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, are not pertinent to meeting matters and, therefore, will not be answered.

4	QUESTIONS AND ANSWERS
What am I voting on?
There are three matters scheduled for a vote:
1.The election of eight directors to serve until the 2025 annual meeting of stockholders.
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.To approve, on an advisory basis, the compensation of our named executive officers.
What is the recommendation of the Board of Directors on each of the matters scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•FOR the election of each of the eight director nominees to the Board;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•FOR advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 16, 2024 will be entitled to vote at the Annual Meeting. As of the record date, there were 206,271,215 shares of the Company’s Class A Common Stock (‘‘Class A Common Stock’’) and 8,377,623 shares of the Company’s Class V Common Stock (‘‘Class V Common Stock’’) outstanding. The holders of our Class A Common Stock have the right to one vote for each share of Class A Common Stock they held as of the record date and the holders of our Class V Common Stock have the right to 175 votes for each share of Class V Common Stock they held as of the record date. The holders of our Class A Common Stock and Class V Common Stock are voting as a single class on all matters presented at the Annual Meeting.
Stockholders of Record. If shares of our capital stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as ‘‘stockholders of record.’’
Street Name Stockholders. If shares of our capital stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in ‘‘street name,’’ and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
Stockholders of record may vote online, by telephone or by mail as described below. Stockholders also may attend the virtual meeting and vote electronically. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to virtually attend the Annual Meeting.
•You may vote online by logging in at www.proxyvote.com and following the instructions for internet voting on the proxy card or on the instructions that accompanied your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 5, 2024. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

QUESTIONS AND ANSWERS	5
•You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 5, 2024. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
•You may vote by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.
•You may vote electronically at the Annual Meeting by going to www.virtualshareholdermeeting.com/HIMS2024 and using your unique control number that was included in the proxy materials that you received in the mail to log in. You will need your unique control number to authenticate into the Annual Meeting.
Street Name Stockholder: Shares Registered in the Name of a Broker or Bank
As a street name stockholder, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. The proxy materials you receive from your broker, bank or other nominee will include your unique control number. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in accordance with the recommendations of our Board stated above, namely: (i) ‘‘FOR’’ the election of all eight director nominees to serve until the 2025 annual meeting of stockholders; (ii) ‘‘FOR’’ the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and (iii) ‘‘FOR’’ advisory approval of our named executive officer compensation. However, if you are a street name stockholder, you must provide voting instructions to your broker, bank or other nominee in accordance with their instructions in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. A stockholder of record may revoke a proxy in any one of three ways:
•You may submit another properly completed proxy card with a later date.
•You may send a written notice that you are revoking your proxy to Hims & Hers Health, Inc., 2269 Chestnut Street, #523, San Francisco, California 94123, Attention: Corporate Secretary.
•You may virtually attend the Annual Meeting and vote electronically by going to www.virtualshareholdermeeting.com/HIMS2024 and using your unique control number that was included in the Proxy Materials that you received in the mail. Simply attending the meeting will not, by itself, revoke your proxy.

6	QUESTIONS AND ANSWERS
If you are a street name stockholder, you must contact your bank, broker or other nominee in order to find out how to change your vote.
Who will solicit proxies on behalf of our Board of Directors?
Proxies may be solicited on behalf of our Board by our directors and employees. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to street name stockholders.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of shares of Class A Common Stock and Class V Common Stock outstanding as of April 16, 2024, the record date, are present or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes ‘‘For,’’ ‘‘Withhold’’ and broker non-votes; and with respect to Proposals No. 2 and 3, votes ‘‘For,’’ ‘‘Against,’’ abstentions and, if applicable, broker non-votes.
What is the vote required for each proposal?
•For Proposal 1, directors are elected by a plurality of the votes properly cast in person or by proxy and entitled to vote thereon to be approved. No cumulative voting is permitted. The nominees receiving the highest number of ‘‘For’’ votes will be elected. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the election of directors.
•For Proposal 2, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, such proposal must receive a ‘‘For’’ vote from the majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.
•For Proposal 3, to approve, on an advisory basis, the compensation of our named executive officers, such proposal must receive a ‘‘For’’ vote from the majority of the votes properly cast in person or by proxy and entitled to vote thereon to be approved. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.
What is a ‘‘broker non-vote’’?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (‘‘NYSE’’) interpretations that govern broker non-votes, Proposal 1 – regarding the election of directors, and Proposal 3 – regarding the non-binding advisory vote on our named executive officer compensation, are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal 2, regarding the appointment of KPMG LLP as our independent registered public accounting firm, is considered a routine matter, and as a result brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. We encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

QUESTIONS AND ANSWERS	7
How will my shares be voted if I mark ‘‘Abstain’’ on my proxy card?
We will count a properly executed proxy card marked ‘‘Abstain’’ as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

8
Directors and Executive Officers
Our directors and executive officers, and certain information about each of them as of April 26, 2024, are set forth below.
Alex Bard, Ambar Bhattacharyya and Lynne Chou O’Keefe, current directors, have not been nominated for re-election and each will cease to serve as a director immediately following the conclusion of the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced from eleven to eight. We sincerely thank Mr. Bard, Mr. Bhattacharyya and Ms. Chou O’Keefe for their service to the Company.

Our Executive Officers

Age: 35 Chief Executive Officer, Director, and Chairman of the Board
Andrew Dudum
Mr. Dudum has served as our Chief Executive Officer and Chairman of our Board of Directors since the consummation of the business combination that resulted in Hims & Hers becoming a publicly traded company (the “Business Combination”). He is our co-founder and has been the Chief Executive Officer and a director of Hims, Inc. since September 2016. Mr. Dudum is a co-founder of startup studio and investment fund Atomic Labs, LLC, since 2013, where he has co-founded over a dozen companies including Bungalow, Homebound, TalkIQ, and Terminal. He is a serial founder, active angel investor and advisor to various startup companies, including Cherubic Ventures, a China and U.S. based early-stage venture capital firm. Mr. Dudum received a B.A. in Management and Economics from the Wharton School at the University of Pennsylvania.
We believe Mr. Dudum is qualified to serve on our Board of Directors due to his experience as our co-founder and Chief Executive Officer, as well as his expertise as a venture capital investor and advisor.

Age: 38 Chief Financial Officer
Yemi Okupe
Mr. Okupe joined the Company as our Chief Financial Officer in January 2022. Prior to joining the Company, Mr. Okupe served as Chief Financial Officer of Hipcamp from June 2021 to January 2022. He served as Divisional CFO, Mobility of Uber from March 2020 to June 2021 and as Divisional CFO, Uber Eats from June 2019 to March 2020. Previously, Mr. Okupe served as Divisional CFO for Braintree Payment Solutions LLC, a division of PayPal, from March 2017 to June 2019 and as Head of Financial Planning and Analysis, Braintree from April 2016 to March 2017. Prior to that, Mr. Okupe was Finance Lead, Google Commerce at Google from 2014 to 2016 and served in various finance roles at eBay and PayPal, a division of eBay, from 2011 to 2014. Mr. Okupe is a Chartered Financial Analyst® charterholder and is also licensed as a Certified Public Accountant in Illinois. He holds an M.B.A. from Stanford University Graduate School of Business and a bachelor’s degree in civil engineering from the University of California, Davis.

DIRECTORS AND EXECUTIVE OFFICERS	9

Age: 46 Chief Operating Officer
Melissa Baird
Ms. Baird has served as our Chief Operating Officer since the consummation of the Business Combination and has held the same role at Hims, Inc. since February 2018. Ms. Baird brings more than a dozen years of operations and technology management in the consumer space as well as over 10 years of scientific research experience. Prior to serving as our Chief Operating Officer, from July 2016 to January 2018 Ms. Baird was Vice President of Systems and Procedures for Draper James. From December 2015 to July 2016, Ms. Baird served as the General Manager of Onefinestay. Prior to that, Ms. Baird was with Bonobos from September 2013 to November 2015, ultimately serving as the Vice President of Operations and Product Management. From May 2011 to September 2013, Ms. Baird served as the Product Manager of Supply Chain Operations for Zulily, with responsibility for bringing Zulily’s fulfillment operations in-house and scaling operations through technology programs. Previously, Ms. Baird held a variety of scientific research roles at the University of Washington and the National Oceanic and Atmospheric Administration, ranging from Lab Technician to Geneticist. Ms. Baird obtained a B.S. in Biological Sciences from the University of Missouri.

Age: 46 Chief Legal Officer
Soleil Boughton
Ms. Boughton has served as our Chief Legal Officer and Corporate Secretary since the consummation of the Business Combination. Ms. Boughton joined Hims, Inc. in October 2018 to oversee the company’s legal department and public policy activities. Ms. Boughton brings over 20 years of healthcare law experience to the Company, and has represented digital health companies, hospitals, health systems and other healthcare and life sciences companies across all aspects of a company’s life cycle. Ms. Boughton was in-house healthcare counsel for Google’s Cloud Healthcare & Life Sciences from October 2017 to October 2018. Ms. Boughton was a Partner in the Healthcare & Life Sciences group of Jones Day from January 2015 to October 2017, where she primarily represented direct-to-consumer telehealth and other digital health companies. Ms. Boughton previously served as a member of the board of directors of CaringBridge, a 501(c)(3) nonprofit organization. Ms. Boughton obtained a B.A. from Pomona College and a J.D. from the UCLA School of Law.

10	DIRECTORS AND EXECUTIVE OFFICERS

Age: 44 Chief Commercial Officer
Mike Chi
Mr. Chi is our Chief Commercial Officer and joined Hims & Hers in April 2021. He oversees marketing, product management, category management and international. Mr Chi brings over 20 years of experience in consumer internet across growth marketing, brand positioning, product management, merchandising and strategy. Prior to joining Hims & Hers, Mr. Chi was the Chief Marketing Officer at Zola, a suite of digital wedding planning tools, from June 2017 through April 2021, where he led all aspects of the company’s marketing, creative and communications as well as acting as GM for the company’s planning tools. He was Vice President of Marketing and Ecommerce for INTERMIX, a women’s luxury fashion retailer, from September 2015 through June 2017, leading marketing, creative, product management and e-commerce operations. Mr. Chi was also SVP, General Manager Women’s at Gilt Groupe, an online shopping and lifestyle company, from October 2010 through September 2015. Prior to his tenure at Gilt, Mr. Chi served in various roles at Boston Consulting Group, the Children’s Place and Gap Inc. He holds an M.B.A. from Columbia Business School and a B.A. from Brown University.

Age: 66 Chief Medical Officer and Director Risk Committee
Dr. Patrick Carroll, M.D.
Dr. Carroll joined our Board of Directors in February 2022 and is currently our Chief Medical Officer, a role he re-joined in December 2022, after having served in the same role at Hims & Hers from the consummation of the Business Combination through January 2022 and at Hims, Inc. from June 2019 through January 2021. In this role, he oversees all matters pertaining to provision of care, clinical outcomes, patient safety, healthcare information systems and strategic initiatives and programs that enhance the Hims & Hers care model. Prior to rejoining Hims & Hers, he was the Chief Medical Officer of Vida Health, a virtual care company designed to treat mental and physical conditions together, from February 2022 through October 2022, and for WHOOP, a health and fitness wearables company, from October 2022 through December 2022. Dr. Carroll was the Group Vice President and Chief Medical Officer of Walgreens from May 2014 to June 2019. Prior to joining Walgreens, Dr. Carroll served in various roles at Integrated Care Partners, Hartford HealthCare and Granite Medical Group. Dr. Carroll received his bachelor’s degree from the College of the Holy Cross and his medical degree from Dartmouth Medical School. Dr. Carroll is Board Certified in Family Practice and in Adolescent Medicine.
We believe Dr. Carroll is qualified to serve on our Board of Directors given his significant medical experience and experience working in management and advisory roles.

DIRECTORS AND EXECUTIVE OFFICERS	11
Our Non-Employee Directors

Age: 49 Director Compensation Committee
Alex Bard
Mr. Bard has served on our Board of Directors since the consummation of the Business Combination and served as a member of the Board of Directors of Hims, Inc. since December 2017. Since July 2017, Mr. Bard has served as a Managing Director at Redpoint Ventures. From September 2014 to July 2017, Mr. Bard served as Chief Executive Officer at Campaign Monitor. From September 2011 to September 2014, Mr. Bard was Executive Vice President & General Manager of the Service Cloud business at Salesforce.com, which acquired Assistly, Inc., where he was Founder and Chief Executive Officer from October 2009 to September 2011. Mr. Bard currently serves as a member of the board of directors of several privately held companies. He received a B.A. from Stony Brook University.

Age: 41 Director Chair, Risk Committee
Ambar Bhattacharyya
Mr. Bhattacharyya joined our Board of Directors in March 2021. Since 2015, Mr. Bhattacharyya has served as a managing director of Maverick Ventures, which serves as the private investment arm of Maverick Capital. Prior to joining Maverick Ventures, he served in various roles at Bessemer Venture Partners and Bain Capital Ventures. He also currently serves as a member of the board of directors of several privately held companies. Mr. Bhattacharyya received a B.S. in Finance and a B.A. in Management from the University of Pennsylvania and an M.B.A. from Harvard Business School.

12	DIRECTORS AND EXECUTIVE OFFICERS

Age: 83 Director
Dr. Delos Cosgrove, M.D.
Dr. Cosgrove has served on our Board of Directors since the consummation of the Business Combination. Dr. Cosgrove was a board observer for Hims, Inc. from October 2019 until formally becoming a member of our Board of Directors in September 2020. Dr. Cosgrove has served as an Executive Advisor for The Cleveland Clinic since December 2017, where he was the President and Chief Executive Officer from January 2004 through December 2017. He has been a director of American Well Corp. (Amwell), a telemedicine company, since 2019, and of View, Inc., glass-manufacturing company specializing in the production of smart glass, since 2021. He also currently serves as a member of the board of directors of several privately held companies. Dr. Cosgrove obtained a B.A. in Biology from Williams College and an M.D. from University of Virginia School of Medicine. He served as Chief of USAF in the Casualty Staging Flight in Da Nang, Republic of Vietnam, and as a surgeon at Hamilton AFB in California. He also received medical training at various hospitals in the U.S. and abroad.
We believe Dr. Cosgrove is qualified to serve on our Board of Directors because of his significant medical training and experience in management and advisory roles.

Age: 49 Director
Anja Manuel
Ms. Manuel joined our Board of Directors in April 2024. Ms. Manuel is the co-founder of and a partner in Rice, Hadley, Gates & Manuel LLC, a strategic consulting firm founded in 2009 that helps US companies navigate international regulatory issues and expand into international markets. She has also served as the Executive Director of the Aspen Strategy Group and Aspen Security Forum, a premier bi-partisan forum on foreign policy in the U.S, since January 2022. She previously served as an official in the U.S. State Department, as an attorney at WilmerHale, and as an investment banker at Salomon Brothers. Ms. Manuel lectured and was a research affiliate at Stanford University from 2009 to 2019 and 2024 through the present, teaching courses on U.S. Foreign Policy in Asia and Technology Policy. She is the author of the critically acclaimed book “This Brave New World: India, China and the United States,” published by Simon and Schuster in 2016, and numerous articles and papers. Ms. Manuel served as a member of the board of directors of Overseas Shipping Group, Inc., a publicly traded transportation company, from June 2017 to June 2023. She currently serves on the board of directors of Ripple Labs, Inc., a privately held blockchain payments company, since August 2017 and is a member of several advisory boards of private companies, foundations and governmental entities, including the U.S. Defense Department Policy Board. Ms. Manuel received an MA and BA in International Policy Studies from Stanford University and a J.D. from Harvard Law School.
We believe Ms. Manuel is qualified to serve on our Board of Directors because of her extensive experience in government relations and regulatory matters, foreign policy, technology policy, international markets, and governance matters.

DIRECTORS AND EXECUTIVE OFFICERS	13

Age: 47 Director Audit Committee
Lynne Chou O’Keefe
Ms. O’Keefe has served on our Board of Directors since the consummation of the Business Combination and served as a member of the Board of Directors of Hims, Inc. since November 2020. Ms. O’Keefe’s experience includes both healthcare operating and investing roles for over 20 years. She is the Founder and Managing Partner of Define Ventures since October 2018 and serves on the boards of several private companies. Previously, Ms. O’Keefe was a Partner in the Life Sciences Group of Kleiner Perkins from June 2013 to October 2018. She previously served on the boards of several privately held companies. Ms. O’Keefe received a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Harvard Business School.

Age: 55 Director
Christopher Payne
Mr. Payne joined our Board of Directors in March 2024. He is currently a strategic advisor for DoorDash, Inc. and served as President and Chief Operating Officer of DoorDash from January 2016 through March 2023. He was the Chief Executive Officer of Tinder, Inc. from March to September 2015. From September 2010 through December 2014, Mr. Payne served as Senior Vice President, North American Marketplaces of eBay Inc. He was also the founder and Chief Executive Officer of Positronic, Inc. from July 2007 through December 2008 (when it was acquired by eBay Inc.). He also served in various management level roles at Microsoft and Amazon from 1998 to 2007. Mr. Payne has been a director of Gogo Inc., provider of in-flight broadband Internet service and other connectivity services for business aircraft, since 2014. Mr. Payne also was on the board of directors of Rue La La from July 2011 to October 2013. Mr. Payne holds a B.A. in U.S. History from Dartmouth College.
We believe Mr. Payne’s extensive operational and management experience across the technology industry, as well as his public company management and board experience, make Mr. Payne a valuable addition to our Board of Directors.

14	DIRECTORS AND EXECUTIVE OFFICERS

Age: 54 Director Audit Committee
Christiane Pendarvis
Ms. Pendarvis joined our Board of Directors in February 2023. She is currently the Co-Chief Executive Officer of PATTERN Beauty, a consumer retail hair care company with products designed for curly, coily and tight-textured hair. Prior to joining PATTERN, from January 2020 to June 2023, she served as Co-President/Chief Merchandising & Design Officer for Savage X Fenty, a direct-to-consumer (DTC) intimate apparel, loungewear and activewear brand serving men and women. She was SVP, E-commerce and Marketplaces for FullBeauty Brands, a multi-brand DTC retailer serving the women’s plus size and men’s big and tall market, from April 2018 to Jan 2020. Prior to her tenure at FullBeauty, she held various leadership roles at Charming Charlie, Minted, Gap Inc., American Eagle and Victoria’s Secret. She has been a board member of Hootsuite, a privately-held social media management platform, since October 2021, where she is chair of the Governance and Nomination Committee and a member of the Audit Committee. Ms. Pendarvis holds a B.A. in Economics from Harvard University and an M.B.A. from UNC Kenan-Flagler Business School.
We believe Ms. Pendarvis’ extensive experience building brands and scaling operations for consumer retail and DTC companies make Ms. Pendarvis a valuable addition to our Board of Directors.

Age: 43 Director Chair, Compensation Committee
Andrea Perez
Ms. Perez joined our Board of Directors in March 2021. Ms. Perez was the Senior Vice President of Brand, Products and Services Marketing of Sony Interactive Entertainment from September 2022 to April 2024. She was previously the Global Vice President and General Manager for Brand Jordan’s Women’s Division at Nike, a position she held from October 2017 through September 2022. During her tenure at Nike, she held several positions, including VP/GM for Jordan Kids; General Manager for North America Soccer from November; and Senior Brand Director for Global Football (soccer) and Global Brand Director for Tennis. Ms. Perez was a co-founder of the Women of Nike employee group, and served as chair of the governance committee for the Women’s Sport Foundation. She also serves on several advisory boards for national and global start-ups in the services and technology sector. Ms. Perez received a B.A. in Marketing from Tecnologico de Monterrey and an M.B.A. from Dartmouth’s Tuck School of Business, with a Julia Stell Award for Outstanding Leadership.
We believe Ms. Perez is qualified to serve on our Board of Directors given her experience at high profile consumer brands and her years of leadership experience running a division focused on women’s products.

DIRECTORS AND EXECUTIVE OFFICERS	15

Age: 52 Lead Independent Director Chair, Audit Committee Risk Committee
David Wells
Mr. Wells has served on our Board of Directors since the consummation of the Business Combination and served on the Board of Directors of Hims, Inc. from September 2020 through January 2021. Mr. Wells is considered an audit committee financial expert, having served as a public company Chief Financial Officer and audit committee chair. He most recently served as the Chief Financial Officer of Netflix from December 2010 to January 2019. During his time at Netflix, Mr. Wells served as overall head of Financial Planning & Analysis and spent two years, from July 2015 to July 2017, in the Netherlands as part of the build-up of Netflix’s European operations. Since 2015, he has served on the board of directors of Trade Desk, Inc., a public company that provides a technology platform for advertising buyers, and is the audit committee chair and a member of its compensation committee. Mr. Wells has served as a board member of Wise PLC, a company specializing in instant cross-border money transfer, since 2019, where he is Chair of the Board (formerly Senior Independent Director) and has served on the Audit & Risk and the Remuneration (Compensation) Committees. Mr. Wells received a B.S. in Commerce and English from the University of Virginia and an M.B.S./M.P.P. Magna Cum Laude from the University of Chicago.
We believe Mr. Wells is qualified to serve on our Board of Directors because of his experience as a public company Chief Financial Officer and financial expertise.

16
Corporate Governance and
Board Matters
Controlled Company Exemption
We are a ‘‘controlled company’’ within the meaning of the corporate governance standards of the NYSE because Mr. Dudum beneficially owns shares of our Class A Common Stock and Class V Common Stock representing more than 50% of the total voting power of the outstanding shares of our capital stock. As a ‘‘controlled company,’’ we may elect not to comply with the following NYSE rules regarding corporate governance:
•the requirement that a majority of our Board consist of independent directors;
•the requirement to have a nominating and corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities;
•the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities; and
•the requirement of an annual performance evaluation of the nominating and corporate governance and compensation committees.
We may elect to utilize one or more of these exemptions for so long as we remain a ‘‘controlled company.’’ Notwithstanding the availability of these exemptions, our Board currently consists of a majority of directors who qualify as ‘‘independent’’ under the rules of the NYSE. Additionally, as described below, we maintain both an audit committee and a compensation committee that consist entirely of independent directors, and conduct an annual performance evaluation of each of these committees. We do not have a nominating and corporate governance committee, as the Board believes that it is in the best interests of the Company to rely on the insight and expertise of all directors in the nominating process. The typical functions of this committee are addressed by our full Board.
Independence of the Board of Directors
Under our Corporate Governance Guidelines and the NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries and that the NYSE’s per se bars to determining a director independent have not been triggered.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Mr. Bard, Mr. Bhattacharyya, Dr. Cosgrove, Ms. Manuel, Ms. O’Keefe, Mr. Payne, Ms. Pendarvis, Ms. Perez or Mr. Wells has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as ‘‘independent’’ as that term is defined under the rules of the NYSE. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the director’s beneficial ownership of our Class A common stock and the relationships of our non-employee directors with certain of our significant stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS	17
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board may separate or combine the roles of the Chairman of the Board and Chief Executive Officer when and if it deems advisable and in the best interest of the Company and its stockholders to do so. Currently, the roles are combined, with Mr. Dudum serving as Chief Executive Officer and Chairman of our Board. The Board periodically reviews our leadership structure and may make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.
Our Corporate Governance Guidelines further provide that, if the Chairman of the Board does not qualify as independent, the Board will appoint an independent director as the ‘‘Lead Independent Director’’ to facilitate communications among management, the independent directors, and the Chairman of the Board. The Lead Independent Director’s responsibilities include actively participating in setting agendas for Board meetings, presiding at executive sessions of the Board, and performing such other duties as specified by the Board. Mr. Wells currently serves as our Lead Independent Director.
Information Regarding the Board and its Committees
The Board of Directors has three standing committees: an audit committee, a compensation committee and a risk committee. Our Board may establish other committees to facilitate the management of our business. Our Board and its committees set schedules for meetings throughout the year and can also act by written consent from time to time, as appropriate. Our Board delegates various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of the audit committee and compensation committee qualifies as an independent director in accordance with the listing standards of the NYSE. Each committee has a written charter that has been approved by the full Board. Members serve on these committees until their resignation or until otherwise determined by our Board.
Our audit committee charter and compensation committee charter can be found in the investor relations section of our website at https://investors.forhims.com/governance. Below is a description of each committee of our Board.
Audit Committee
The members of our audit committee are Lynne Chou O’Keefe, Christiane Pendarvis, and David Wells (chair). Our Board has determined that each of our audit committee members is independent under the rules and regulations of the SEC and the NYSE listing standards applicable to audit committee members. Our Board has determined that Ms. O’Keefe and Ms. Pendarvis are financially literate and that Mr. Wells qualifies as an audit committee financial expert within the meaning of SEC regulations and has accounting or related financial management expertise under the NYSE listing standards.
The audit committee meets at least quarterly, generally in connection with regularly scheduled Board meetings, and may otherwise meet at such times and places as the committee determines. The agenda for each meeting is usually developed by the chair of the audit committee, in consultation with the Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer. The audit committee meets regularly in executive session.
Our audit committee assists the Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of our internal audit function and risk assessment and risk management, including the review of our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate and respond to cybersecurity risks or breaches. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures and our internal controls. The audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our

18	CORPORATE GOVERNANCE AND BOARD MATTERS
independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee reviews and oversees all Related Person Transactions in accordance with our policies and procedures.
Compensation Committee
The members of our compensation committee are Alex Bard and Andrea Perez (chair). Our Board has determined that each member of our compensation committee is independent under the rules and regulations of the SEC and the NYSE listing standards applicable to compensation committee members. Our compensation committee assists the Board in discharging certain of its responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employee and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs. The compensation committee reviews and approves the form and amount of compensation awarded to the Chief Executive Officer, and in consultation with the Chief Executive Officer, to all other Section 16 officers. The compensation committee also recommends to our Board the form and amount of cash- and equity-based and other compensation to be paid to the members of the Board.
The compensation committee meets at least quarterly, generally in connection with regularly scheduled Board meetings, and may otherwise meet at such times and places as the committee determines. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with the Chief Executive Officer and Chief Legal Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. The Chief Executive Officer may not be present during voting or deliberations of the compensation committee regarding his compensation.
The compensation committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel, or other advisors of its choosing, and the Company must provide for appropriate funding for payment of reasonable fees to any such advisor retained by the committee. The compensation committee has direct responsibility for the appointment, compensation and oversight of the work of any such advisors engaged for the purpose of advising the committee. Under its charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
During the fiscal year ended December 31, 2023, the compensation committee engaged the services of Compensia, Inc. (‘‘Compensia’’), a national compensation consulting firm, to advise the compensation committee regarding the amount and types of compensation provided to our executive officers and directors. Compensia does not provide any services to us other than the services provided to the compensation committee. The compensation committee has assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently representing the compensation committee.
Risk Committee
The members of our risk committee are Ambar Bhattacharyya (chair), Dr. Patrick Carroll, and David Wells. Our risk committee was formed in February 2023 in order to assist the board in fulfilling its oversight responsibilities regarding the Company’s risk management by overseeing the Company’s risk management infrastructure and framework. The primary purpose of the risk committee is to oversee and review the identification, assessment, and management of risks that the Company faces based on the internal and external environment, including ensuring that the Company’s risk management infrastructure and framework is capable of appropriately identifying, measuring, monitoring, and mitigating identified risks.

CORPORATE GOVERNANCE AND BOARD MATTERS	19
The risk committee meets as often as it determines necessary, but not less frequently than two times each calendar year, at such times and places as it determines. The Chief Medical Officer and Chief Legal Officer (and/or their designees) must attend each committee meeting. The Chief Executive Officer and Chief Financial Officer may attend each committee meeting. The risk committee has the authority, in its sole discretion, to retain or obtain the advice of independent legal counsel or other advisors as it determines necessary to carry out its duties, and the Company must provide for appropriate funding for payment of reasonable fees to any such advisor retained by the committee.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Director Criteria and Nomination Process
The Board evaluates candidates for membership on the Board, including candidates nominated or recommended by stockholders, based on criteria established by the Board and as set forth in the Board’s Policies and Procedures for Director Candidates. As part of this process, the Board oversees an annual evaluation of the performance of the Board as a whole and of individual directors, and it evaluates the qualifications and performance of Board members eligible for reelection at the annual meeting of stockholders. Specifically, in its evaluation of director candidates, including the members of the Board eligible for reelection, the Board seeks to achieve a balance of knowledge, experience, and capability on the Board and considers the following: the current size and composition of the Board and the needs of the Board and its respective committees; the range and diversity of expertise and perspective of the Board in areas relevant to the Company’s business; such issues as character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like; and such other factors as the Board may consider appropriate.
While the Board has not established specific minimum qualifications for director candidates, the Board believes that candidates and nominees should reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of the Company’s industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of the Board, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In evaluating the candidates, the Board does not assign any particular weighting or priority to various factors. With regard to candidates who are properly recommended by stockholders or by other means, the Board will review the qualifications of any such candidate, which review may, in the Board’s discretion, include interviewing references for the candidate, performing background checks, direct interviews with the candidate, or other actions that the Board deems necessary or proper.

20	CORPORATE GOVERNANCE AND BOARD MATTERS
Additionally, the Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for board membership. The pie charts below summarize the self-identified gender and demographic diversity attributes of our Board members as of the date hereof, as well as their board tenures:

Gender Identity	Demographic Background	Board Tenure

● Female ● Male	● African American or Black ● Asian ● Hispanic or Latinx ● White ● 2 or More Races/Ethnicities	● 0-3 years ● 4-10 years
The Board applies the qualifications and principles discussed above when evaluating candidates to the Board who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected. After completing its review and evaluation of director candidates, the Board selects the director nominees.
It is the policy of the Board to consider stockholder recommendations for director candidates. Stockholder recommendations for candidates to the Board must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Hims & Hers Health, Inc., 2269 Chestnut Street, #523, San Francisco, California 94123, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on the Board, including issues of character, judgment, diversity, age, independence, expertise, experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve. The Board may request additional information regarding recommended candidates.
Stockholder nominations to the Board must meet the requirements set forth in the Company’s bylaws. Under these requirements, nominations for election to the Board may be made at a meeting of stockholders by any stockholder entitled to vote in the election of directors who provides timely written notice to the Secretary of the Company. In order to be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company within the time period specified in the bylaws.

CORPORATE GOVERNANCE AND BOARD MATTERS	21
Compensation Committee Interlocks and Insider Participation
Mr. Bard and Ms. Perez each served on our compensation committee during 2023. In addition, Jules Maltz and Kirsten Green, non-employee directors who were not re-nominated at our 2023 annual meeting, served on the committee during 2023. None of the members of our compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or the compensation committee thereof.
Board Oversight of Risk
One of the key functions of our Board is informed oversight of our risk management process. Our risk committee oversees the management of general enterprise risks. The Board continues to administer its oversight function directly through the Board as a whole as necessary, as well as through various other standing committees of the Board that address risks inherent in their respective areas of oversight. For example, our audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting, auditing and cybersecurity matters, and our compensation committee oversees the management of risks associated with compensation policies and programs. We believe our current committee and Board leadership structure support our approach to risk oversight.
Communications With Our Board of Directors
Stockholders and any interested parties may communicate directly with the independent directors either by writing to the Board, a Board committee, or an individual director at the Company’s principal executive offices or by emailing directors@forhims.com. Management receives all letters and emails sent, and forwards proper communications to the Board, a Board committee, or an individual director, who facilitates an appropriate response. Management generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about the Company.
Board and Board Committee Meetings and Attendance
During the year ended December 31, 2023, the Board met four times.
The Board had three committees during 2023: an audit committee, a compensation committee, and a risk committee. During the year ended December 31, 2023, the audit committee and the compensation committee each met four times and the risk committee met one time for its inaugural meeting. During the year ended December 31, 2023, each director attended at least 75% of all meetings of the Board and Board committees on which they served.
While we do not have a formal policy regarding attendance by members of our Board at our annual meetings of stockholders, each director is encouraged to attend. All directors attended our annual meeting of stockholders in 2023.
Code of Conduct
Our Board has adopted a Code of Conduct. The Code of Conduct applies to all of our employees, officers, and directors, as well as all of our contractors, consultants, suppliers, and agents in connection with their work for us. The full text of our Code of Conduct is posted in the investor relations section of our website at investors.forhims.com/governance. We intend to disclose future amendments to, or waivers of, our Code of Conduct, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. The purpose of our Code of Conduct is to promote honesty and integrity, including with respect to actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports to be filed by us and to promote compliance with all applicable rules and regulations that apply to us and our employees.

22	CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Guidelines
The Board has developed and adopted a set of corporate governance guidelines (our ‘‘Corporate Governance Guidelines’’) to provide the framework within which the Board conducts its oversight of the business and affairs of the Company. These guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines set forth the practices the Board aims to follow with respect to, among other topics, the role of the Board and management, principal responsibilities and duties of the Board, Board structure and composition, Board procedures, Board committees and Board communication with Company stakeholders.
A copy of our Corporate Governance Guidelines can be found in the investor relations section of our website at https://investors.hims.com/governance.
Corporate Responsibility
At Hims & Hers, we believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. We normalize health and wellness challenges—and innovate on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so we provide access to personalized care designed for results.
People Operations
We are focused on providing an exceptional experience to our employees, while focusing on serving our customers. Our team is central to our mission to transform the health and wellness industry and to help the world feel great through the power of better health. We believe that celebrating multiple approaches and perspectives allows us to better meet the challenge of providing access to people-centered, more personalized health and wellness solutions. We continue to look for intentional ways to expand our programs and initiatives to not only attract, develop, and retain top talent, but also to center the well-being of our people.
Our work environment is one of mutual trust, confidence, and inclusion to provide opportunity for growth and recognition, with the ultimate goal of helping the world feel great through the power of better health.
•Parental leave: We offer up to 20 weeks of paid parental leave for eligible full-time employees, with equal benefits to new parents of any gender or family composition. We understand the realities working families face and encourage our employees to take parental leave to support theirs.
•Growth Mindset: We are a company with a growth mindset; one of our core tenets is ‘‘never stop learning, never stop growing.’’ To that end, we gauge our employees’ level of engagement and satisfaction through an annual engagement survey. These surveys ensure we hear directly from our employees on their personal work experiences and how we can continue working to manifest our value set. We evaluate the data obtained through these surveys to architect learning pathways that are truly useful to our employees. For example, in 2022 we launched people manager training and labs as well as effective communication training across the organization. We are continually working to improve our processes and policies to align with our growing and evolving workforce. Further, we have committed to, and formalized, employee development programs that are focused on feedback, coaching and employee growth. Programming includes a formalized performance review process with a self-evaluation process and a manager self-evaluation process, together with training and resources on how to approach these evaluations.

CORPORATE GOVERNANCE AND BOARD MATTERS	23
•Holistic Benefits: We also offer our employees a holistic total rewards package with premier benefit and well-being programs intended to fit the needs of our employees and their family members. In addition to standard medical coverage, we offer employees dental and vision coverage, health savings and flexible spending accounts, employee assistance programs, short-term and long-term disability coverage, and life insurance. We also offer a 401(k) Savings Plan and the ability to participate in our Employee Stock Purchase Plan to all U.S. employees. In addition, the majority of our employees are eligible for equity awards, depending on function, to align incentives and provide the opportunity to share in the Company’s financial success. Additionally, our paid time off programs enable our workforce to enjoy personal time away from their job responsibilities.
•Inclusive Benefits: We provide access to gender affirming care for employees in certain locations, including coverage without ‘‘medical necessity’’ requirements.
Our Current Representation
We remain committed to reflecting the communities we serve. We know that our ability to attract, develop and retain talent from marginalized groups is essential to our ability to make people feel great through the power of better health, including our own employees.
Diversity in Thought and the Workforce
At Hims & Hers, we believe that diversity in thought and within the workforce enables us to better serve and relate to the community we serve. We are committed to attracting, developing, and retaining talent that reflects our beliefs.

Women in the Workforce (Gender Diversity)
We are proud of the number of employees who self-identify as women at Hims & Hers. As of March 15, 2024:
•Women comprise over 59% of our total employees.
•Women represent more than 30% of our engineering employees.
•Women represent more than 46% of our management (Manager – VP level) and 35% of senior leadership (above VP level, including our Chief Operating Officer, Chief Legal Officer and Chief Communications Officer).
As As of April 24, 2024, women comprise 36% of our Board.
59% of employees self-identify as women

Racial and Ethnic Diversity
We provide better products and services when our team is racially and ethnically diverse. We are actively engaged in increasing the representation of people from historically underrepresented groups across our teams. As of March 15, 2024:
•Over 47% of our total employees self-identify as Black, Indigenous, and People of Color (‘‘BIPOC’’).
•45% of our engineering employees self-identify as BIPOC.
•34% of our management (Manager - VP level) and 22% of senior leadership (above VP level) self-identify as BIPOC.
As of April 24, 2024, individuals who self-identify as non-white or two or more ethnicities comprise 45% of our Board.
47% of employees self-identify as BIPOC

24	CORPORATE GOVERNANCE AND BOARD MATTERS
Social Justice & Advocacy
•Telehealth Equity Coalition (‘‘TEC’’): The Telehealth Equity Coalition strives to provide access to quality and affordable healthcare by increasing the adoption of telehealth, especially among those communities who historically have been left out or left behind with respect to quality and affordable healthcare options. As a co-founder of TEC, we have partnered with 100+ nonprofit, academic, and industry organizations to improve health equity for all communities. We are working to illuminate and address systemic barriers to equitable telehealth adoption, including digital access and literacy, cost of care, and distrust of the healthcare system.
•Supporting Social Justice: In 2023, Hims & Hers made significant contributions to organizations whose missions align with ours to provide quality, affordable, accessible healthcare for all, including Nomi Network, Black Emotional and Mental Health (‘‘BEAM’’), Stop AAPI Hate, the Trevor Project, and National Alliance for Hispanic Health.

25
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of our Class A Common Stock and Class V Common Stock as of April 15, 2024 by:
•each person known by us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock and Class V Common Stock;
•each of our current named executive officers and directors; and
•all of our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days of April 15, 2024.
The beneficial ownership of our Class A Common Stock is based on 206,259,917 shares of Class A Common Stock and 8,377,623 shares of Class V Common Stock issued and outstanding as of April 15, 2024.
Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person.

Name and Address of Beneficial Owners(1)(2)	Number of Shares of Class A Common Stock	%	Number of Shares of Class V Common Stock	%	% of Total Voting Power(3)

Directors and current Named Executive Officers:
Andrew Dudum(4)	17,396,691	8.43%	8,377,623	100%	88.71%
Melissa Baird(5)	3,309,502	1.60%	—	—	*
Yemi Okupe(6)	737,975	*	—	—	*
Soleil Boughton(7)	952,747	*	—	—	*
Mike Chi(8)	1,110,907	*	—	—	*
Alex Bard(9)	5,225,637	2.53%	—	—	*
Ambar Bhattacharyya(10)	90,985	*	—	—	*
Dr. Patrick Carroll(11)	203,587	*	—	—	*
Dr. Delos Cosgrove(12)	145,000	*	—	—	*
Anja Manuel	—	—	—	—	—
Lynne Chou O’Keefe(13)	177,581	*	—	—	*

26	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owners(1)(2)	Number of Shares of Class A Common Stock	%	Number of Shares of Class V Common Stock	%	% of Total Voting Power(3)

Christopher Payne	—	—	—	—	—
Christiane Pendarvis(14)	34,917	*	—	*	*
Andrea Perez(15)	72,731	*	—	*	*
David Wells(16)	175,946	*	—	*	*
All directors and executive officers as a group (15 persons)(17)	29,634,206	14.37%	8,377,623	100%	89.44%
The Vanguard Group(18)	14,173,285	6.87%	—	—	*
BlackRock, Inc.(19)	10,859,353	5.26%	—	—	*
Entities affiliated with Institutional Venture Partners(20)	10,445,128	5.06%	—	—	*
*Less than 1%
(1)Unless otherwise noted, the business address of each executive officer and director is 2269 Chestnut Street, #523, San Francisco, California 94123.
(2)Beneficial ownership as of April 15, 2024 is based on (a) 206,259,917 shares of our Class A Common Stock outstanding as of such date and (b) 8,377,623 shares of our Class V Common Stock outstanding as of such date.
(3)The percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class V Common Stock, held beneficially as a single class. The holders of Class V Common Stock are entitled to 175 votes per share, and holders of Class A Common Stock are entitled to one vote per share. The Class V Common Stock is convertible into shares of Class A Common Stock on a share-for-share basis, such that each holder of Class V Common Stock beneficially owns an equivalent number of shares of Class A Common Stock.
(4)Includes (i) 11,385,919 shares of Class A Common Stock held by trusts affiliated with Mr. Dudum, (ii) 8,377,623 shares of Class V Common Stock held by trusts affiliated with Mr. Dudum, and (iii) 6,010,772 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(5)Includes (i) 538,932 shares of Class A Common Stock and (ii) 2,770,570 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(6)Includes (i) 168,627 shares of Class A Common Stock and (ii) 569,348 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(7)Includes (i) 164,363 shares of Class A Common Stock and (ii) 788,384 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(8)Includes (i) 175,705 shares of Class A Common Stock and (ii) 935,202 shares of Class A Common Stock underlying stock options exercisable within 60 days.
(9)Includes (i) 55,043 shares of Class A Common Stock held directly by Mr. Bard, (ii) 73,871 shares of Class A Common Stock held by a trust affiliated with Mr. Bard, (iii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days, (iv) 4,924,710 shares of Class A Common Stock held by Redpoint Ventures VI, L.P. (‘‘RV VI’’), and (v) 152,306 shares of Class A Common Stock held by Redpoint Associates VI, L.L.C. (‘‘RA VI’’). Redpoint Ventures VI, LLC (‘‘RV VI LLC’’) is the sole general partner of RV VI and RA VI. Voting and dispositive decisions with respect to the shares held by RV VI and RA VI are made by the managers of RV VI LLC and RA VI; Mr. Bard is one of several managers of these entities. The business address of each of the entities identified in this footnote is c/o Redpoint Ventures, 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.
(10)Includes (i) 71,278 shares of Class A Common Stock and (ii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.
(11)Includes (i) 183,880 shares of Class A Common Stock and (ii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.
(12)Includes (i) 34,697 shares of Class A Common Stock, (ii) 90,596 shares of Class A Common Stock underlying stock options exercisable within 60 days, and (iii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
(13)Includes (i) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days and (ii) 157,874 shares of Class A Common Stock held by Define Ventures Fund I, L.P. Ms. Chou O’Keefe may be deemed to share voting or dispositive power over the shares held by Define Ventures Fund I, L.P.
(14)Includes (i) 15,210 shares of Class A Common Stock and (ii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.
(15)Includes (i) 53,024 shares of Class A Common Stock and (ii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.
(16)Includes (i) 156,239 shares of Class A Common Stock and (ii) 19,707 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days.
(17)Includes (i) 18,311,678 shares of Class A Common Stock, (ii) 11,164,872 shares of Class A Common Stock underlying stock options exercisable within 60 days, (iii) 157,656 shares of Class A Common Stock underlying restricted stock unit awards which may vest within 60 days, and (iv) 8,377,623 shares of Class V Common Stock.
(18)Based solely on information reported on a Schedule 13G filed with the SEC on February 13, 2024 and which information may not be current as of April 15, 2024. Per the Schedule 13G, the Vanguard Group and certain affiliated entities reported an aggregate beneficial ownership of 14,173,285 shares of our Class A Common Stock. The Vanguard Group and such affiliated entities have shared power to vote or direct the vote of 227,209 shares of our Class A Common Stock, sole power to dispose or to direct the disposition of 13,816,586 shares of our Class A Common Stock, and shared power to dispose or direct the disposition of 356,699 shares of our Class A Common Stock.
(19)Based solely on information reported on a Schedule 13G filed with the SEC on January 31, 2024 and which information may not be current as of April 15, 2024. Per the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote of 10,604,772 shares of our Class A Common Stock and sole power to dispose or to direct the disposition of 10,859,383 shares of our Class A Common Stock.
(20)Based solely on information provided directly by the holder, as of April 15, 2024, Institutional Venture Partners and affiliated entities have shared power to vote or direct the vote of 10,445,128 shares of our Class A Common Stock and shared power to dispose or direct the disposition of 10,445,128 shares of our Class A Common Stock. Holdings include (i) 27,505 shares of our Class A Common Stock held by Institutional Venture Partners XV Executive Fund, L.P. (‘‘IVP XV Executive Fund’’), (ii) 5,182,224 shares of our Class A Common Stock held by Institutional Venture Partners XV, L.P. (‘‘IVP XV’’), (iii) 5,209,740 shares of our Class A Common Stock held by Institutional Venture Partners XVI, L.P. (‘‘IVP XVI’’), (iv) 12,829 shares of our Class A Common Stock held by Institutional Venture Management XV, LLC (‘‘IVM XV’’), and (v) 12,830 shares of our Class A Common Stock held by Institutional Venture Management XVI, LLC (‘‘IVM XVI’’). IVM XV is the general partner of IVP XV Executive Fund and IVP XV, and IVM XVI is the general partner of IVP XVI. The business address of each of the entities identified in this footnote is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building 2 Suite 250, Menlo Park, CA 94025.

28
Certain Relationships and
Related Party Transactions
Policies and Procedures for Related Party Transactions
We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of Related Person Transactions.
A ‘‘Related Person Transaction’’ is a transaction, arrangement or relationship in which Hims & Hers or any of its subsidiaries was, is or will be a participant, the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A ‘‘Related Person’’ means:
•any person who is, or at any time during the applicable period was, one of Hims & Hers’ executive officers or directors;
•any person who is known by Hims & Hers to be the beneficial owner of more than 5% of its voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of its voting stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our policies and procedures are designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.
Related Party Transactions
In addition to the compensation arrangements with directors and named executive officers described elsewhere in this proxy statement, since January 1, 2023, we were involved in the following transactions (or currently proposed transactions) in which we were, are or will be a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
Atomic Labs, LLC Affiliates
In addition to serving as Chief Executive Officer of Hims & Hers, until November 2023, Andrew Dudum served as an advisor to Atomic Labs, LLC (‘‘Atomic Labs’’), a venture capital startup studio that launched Hims, Inc. and provided initial capital and governance support. During 2023, Atomic Labs and related entities held more than 5% of the Company’s Class A Common Stock. An entity affiliated with Atomic Labs (such entity, the ‘‘Atomic Affiliate’’) provided professional services to Hims & Hers, primarily to support engineering and operations functions, during 2023. For the year ended December 31, 2023, Hims & Hers recorded a total of $4.6 million for payments made to the Atomic Affiliate for services performed and costs incurred on behalf of Hims & Hers. There was no accounts payable balance with Atomic Labs and the Atomic Affiliate as of December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	29
Miscellaneous
The spouse of Hims & Hers’ Chief Operating Officer, Melissa Baird, is the Chief Executive Officer and a stockholder of Vouched, a company that licenses certain commercially available software for identity verification services that is used by Hims & Hers in the ordinary course of its business. For the year ended December 31, 2023, Hims & Hers recorded a total of $2.1 million for payments made to Vouched.
Indemnification Agreements
Hims & Hers has entered into, and expects to continue to enter into, indemnification agreements with its directors, executive officers and other employees as determined by the Board.
Each indemnification agreement provides for indemnification and advancements by Hims & Hers of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee or agent of Hims & Hers or any of its subsidiaries or was serving at Hims & Hers’ request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to report holdings and transactions in the Company’s equity securities with the SEC. The Company assists its directors and executive officers in completing and filing these reports electronically on their behalf. Based on a review of copies of these reports, we believe that all Section 16 filing requirements were met during the fiscal year ended December 31, 2023, except that Form 4 reports dated August 16, 2023, for transactions occurring on August 9, 2023 for Mr. Bard, Mr. Bhattacharyya, Dr. Carroll, M.D., Dr. Cosgrove, M.D., Ms. O’Keefe, Ms. Pendarvis, Ms. Perez, and Mr. Wells were inadvertently filed late due to Company administrative error.

30
Compensation Discussion
and Analysis
This Compensation Discussion and Analysis provides information regarding the 2023 compensation program for our principal executive officer, each individual who served as our principal financial officer at any time during the last completed fiscal year, and our three most highly compensated executive officers (other than our Chief Executive Officer and Principal Financial Officer) who were serving as executive officers of the Company at the end of the last completed fiscal year. These individuals are our ‘‘Named Executive Officers.’’ For 2023, our Named Executive Officers were:

Andrew Dudum, our Chief Executive Officer (our ‘‘CEO’’);
Melissa Baird, our Chief Operating Officer;
Oluyemi (Yemi) Okupe, our Chief Financial Officer;
Soleil Boughton, our Chief Legal Officer and Corporate Secretary; and
Michael (Mike) Chi, our Chief Commercial Officer.

This Compensation Discussion and Analysis addresses the material elements of our executive compensation program during 2023. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it describes how our Board of Directors and the compensation committee of our Board of Directors (the ‘‘compensation committee’’) arrived at the specific compensation decisions for our Named Executive Officers in 2023 and discusses the key factors that were considered in determining their compensation.
Executive Summary
Who We Are
The mission of Hims & Hers is to make the world feel great through the power of better health.
Launched in 2017, Hims & Hers has built a consumer-first platform transforming the way customers fulfill their health and wellness needs. We believe that the Company has the technical platform, distributed provider network, and access to clinical capabilities to lead the migration of routine office visits to a digital format. The Hims & Hers platform includes access to a highly-qualified and technologically-capable provider network, a clinically-focused electronic medical record system, digital prescriptions, and cloud pharmacy fulfillment. Our digital platform enables access to treatments for a broad range of conditions, including those related to sexual health, hair loss, dermatology, mental health, and weight loss. Hims & Hers connects patients to licensed healthcare professionals who can prescribe medications when appropriate. Prescriptions are fulfilled online through licensed pharmacies on a subscription basis. In addition, we also offer access to a range of health and wellness products designed to meet individual needs, which can include curated prescription and non-prescription products. Through the Hims & Hers mobile apps, consumers can access a range of educational programs, wellness content, community support, and other services that promote lifelong health and wellness. Since our founding, we have facilitated nearly twenty million telehealth consultations, enabling greater access to high-quality, convenient, and affordable care for people in all 50 states and the United Kingdom. Hims & Hers products can also be found in tens of thousands of top retail locations in the United States.

COMPENSATION DISCUSSION AND ANALYSIS	31
2023 Business Highlights
In 2023, we grew revenue 65% year-over-year to $872 million, and our Subscriber base increased by 48% year-over-year, to over 1.5 million Subscribers, all while delivering our first quarter of net income profitability in the fourth quarter. Combined with our recurring revenue of over 90% and strong gross margin of 82% for the year, we believe these results are a testament to the strength of our business model and the opportunity we have in front of us. Key financial highlights for 2023 include:

Our total FY 2023 revenue was $872.0M	Our total Subscribers(1) at year-end FY 2023 were 1.5M	Our net loss for FY 2023 was $(23.5)M
65% YoY	48% YoY	$(65.7)M FY 2022

Our Adjusted EBITDA(2) for FY 2023 was $49.5M	Our operating cash flow for FY 2023 was $73.5M	Our Free Cash Flow(2) for FY 2023 was $47.0M
$(15.8)M FY 2022	$(26.5)M FY 2022	$(33.8)M FY 2022

(1)“Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services.
(2)Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable financial measures under generally accepted accounting principles in the United States (“U.S. GAAP”), is provided in Annex A to this proxy statement.

32	COMPENSATION DISCUSSION AND ANALYSIS
Other business performance highlights for 2023 include:
•Gross Margin – Our gross margin was 82% for the year, compared to 78% for 2022.
•Adjusted EBITDA margin – Our Adjusted EBITDA margin(1) was 6%, compared to (3)% for 2022.
•Monthly Online Revenue per Average Subscriber – Our Monthly Online Revenue per Average Subscriber(2) was $54 as of December 31, 2023, an increase of 2% from December 31, 2022.
•Net Orders – Our net orders(2) were 8.7 million for the year, an increase of 42% from 2022.
•Average Order Value (‘‘AOV’’) – Our AOV(2) was $97 for the year, an increase of 18% from 2022.
(1)Adjusted EBITDA margin is a non-GAAP financial measure. A reconciliation of non-GAAP financial measures to their most comparable financial measures under generally accepted accounting principles in the United States (“U.S. GAAP”), is provided in Annex A to this proxy statement.
(2)For definitions of Monthly Online Revenue per Average Subscriber, Net Orders, and Average Order Value. see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission on February 26, 2024.
2023 Executive Compensation Highlights
In 2023, the compensation of our Named Executive Officers was determined as follows:
•Base Salaries. Our compensation committee increased the annual base salaries of our Named Executive Officers by an average of 7.05%.
•Annual Incentive Bonus Opportunities. Our Board of Directors approved the target annual incentive bonus opportunity of our CEO at 100% of his annual base salary (the same as in 2022) and increased the target annual incentive bonus opportunities of Ms. Baird, Mr. Okupe, Ms. Boughton and Mr. Chi by varying percentages ranging from 8.33% to 25.00% resulting in bonuses ranging from 50% to 75% of each of their annual base salaries.
•Annual Incentive Bonus Awards. Under the Hims & Hers Health, Inc. Incentive Bonus Plan, participants were eligible to earn cash bonus awards based on our actual performance as measured against pre-established target levels of net revenue and Adjusted EBITDA (as defined below) for 2023. Based on our achieving 115% of our net revenue target and over 200% of our Adjusted EBITDA target, our Named Executive Officers earned 183% of their target annual incentive bonus opportunities. Our CEO received $1,144,998 and our other Named Executive Officers who participated in the plan received amounts ranging from $523,951 to $680,129.
•Long-Term Incentive Compensation Awards. In February 2023, the compensation committee approved the following equity awards for our Named Executive Officers (equaling a split of 50% RSUs, 15% stock options and 35% PRSUs at the time of grant):
◦RSU Awards – Restricted Stock Unit (‘‘RSU’’) awards that may be settled for shares of our Class A Common Stock, including an RSU award in the amount of 567,144 units for our CEO and RSU awards in amounts ranging from 195,567 units to 293,350 units for our other NEOs;
◦Stock Option Awards – Stock option awards that may be exercised at the applicable exercise price for shares of our Class A Common Stock in the amount of 214,461 stock options for our CEO and in amounts ranging from 73,952 stock options to 110,928 stock options for our other NEOs; and
◦Performance Awards – Performance Restricted Stock Unit (“PRSU”) awards that vest based upon achievement of specified revenue and Adjusted EBITDA targets at the end of a three-year period in the amount of 397,001 units for our CEO, and in amounts ranging from 136,897 units to 205,345 units for our other NEOs (with such amounts assuming 100% of the performance targets are achieved).
For more information on our equity awards, see ‘‘Compensation Elements – Long-Term Incentive Compensation’’ below.

COMPENSATION DISCUSSION AND ANALYSIS	33
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee intends to evaluate our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our key executive compensation- related policies and practices:

What We Do	What We Don’t Do

•Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our executive compensation policies and practices.
•Retain an Independent Compensation Consultant. Since its formation, the compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation matters independent of management, including assisting us in annually developing and updating a group of peer companies based on our selection criteria to help us determine named executive officer compensation. This consultant performed no other consulting or other services for us in 2023.
•Conduct an Annual Executive Compensation Review. The compensation committee intends to review and approve our executive compensation strategy and program at least annually, including a review and determination of any compensation peer group that it approves for use for comparative purposes and a review of our compensation-related risk profile to ensure that our executive compensation program does not encourage excessive or inappropriate risk-taking and that the level of risk that it does encourage is not reasonably likely to have a material adverse effect on us.
•Significant Portion of Target Total Direct Compensation ‘‘At-Risk.’’ A significant portion of our Named Executive Officers’ annual target total direct compensation is ‘‘at risk’’ based on our financial results and our stock price performance to align the interests of our Named Executive Officers with those of our stockholders. See the chart below in ‘‘Compensation Elements’’ on page 39 of this proxy statement.
•Establish Multi-Year Vesting Requirements. The equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.
•Maintain ‘‘Double-Trigger’’ Change-in-Control Arrangements. All payments and other benefits that our Named Executive Officers may be eligible to receive under their Change in Control and Severance Agreements in the event of a change in control of the Company are ‘‘double-trigger’’ arrangements (that is, they require both a change-in-control of the Company plus a qualifying involuntary or constructive termination of employment before payments and benefits are paid). In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.
•Annual Say on Pay Advisory Votes. We conduct an annual advisory stockholder vote on the compensation of our Named Executive Officers (a ‘‘say on pay’’ vote).

•No Single-Trigger Vesting Acceleration. We do not provide ‘‘single-trigger’’ vesting acceleration of equity awards in connection with a potential change of control of the Company.
•No Gross Up Benefits. We do not provide our Named Executive Officers with excise tax reimbursement payments (including ‘‘gross-ups’’) on payments or benefits contingent upon a change in control of the Company or any other gross up benefits.
•No Formal Benchmarking. The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. The compensation committee believes that overreliance on benchmarking can result in compensation that is unrelated to the value delivered by our Named Executive Officers because compensation benchmarking does not take into account the specific performance of our Named Executive Officers or our relative size and performance.
•No Executive Retirement Plans. We do not currently offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our 401(k) plan on the same basis as our other full-time employees.
•No Special Health or Welfare Benefits. We do not provide our Named Executive Officers with any health or welfare benefit programs, other than participation in our broad-based employee programs on the same basis as our other full-time employees.
•No Hedging or Pledging of our Equity Securities. Our Insider Trading Policy prohibits our employees, including our officers, and the non-employee members of our Board of Directors from engaging in hedging or pledging transactions involving the Company’s securities.
•No Stock Option Re-pricing. We do not permit options to purchase shares of our Class A Common Stock to be re-priced to a lower exercise price without the approval of our stockholders and, to the extent required by the governing documents, the affected optionees.

34	COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy and Objectives
We have designed our executive compensation program with the intention of (i) allowing us to attract and retain highly qualified executives, and (ii) allowing these executives the opportunity to own a portion of the Company. We believe that our ability to ensure that our senior executive team is engaged and productive depends in large part upon how we structure our compensation program. In addition, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing our executives an opportunity to be partial owners in our business fosters their active engagement in our success and aligns their interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide market competitive compensation and benefits that will attract, retain, motivate, and reward our executives within the context of responsible cost management;
•establish a direct link between our financial and operational results and strategic objectives to the compensation of our executives;
•align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and
•offer total compensation opportunities to our executives that, while competitive, are internally consistent and fair.
To achieve our compensation objectives, historically we have structured the annual compensation of our executive officers, including certain of our Named Executive Officers, to include the following three principal elements: base salary, annual incentive bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards:

Compensation Element	Compensation Purpose

Base Salary	Provide our executives with a fixed amount of cash designed to allow satisfaction of ongoing living expenses in a manner that is competitive in the market in which we compete for talent

Annual Incentive Bonus	Reward our executives for contributions to Company short-term performance

Long-Term Incentive Compensation
Promote an employee ownership culture and executive retention, maximize stockholder value by aligning the interests of our executives with those of our stockholders through the grant of equity awards, and incentivize achievement of our strategic and operational goals

Compensation-Setting Process
Role of the Compensation Committee
The compensation committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers, and for recommending to our Board of Directors for approval the form and amount of cash and equity-based and other compensation to be paid to the members of our Board of Directors. The compensation committee has the overall responsibility for overseeing our compensation and benefits policies and practices generally, and overseeing, reviewing, and making recommendations to our Board of Directors with respect to the adoption and approval of, or amendments to, the Company stock plans, as well as the responsibility to administer and interpret the Company stock plans, including making grants of awards thereunder and setting the terms and conditions (including performance conditions) of such awards.

COMPENSATION DISCUSSION AND ANALYSIS	35
To the extent permitted by applicable law, the compensation committee may delegate to two or more officers of the Company the authority to grant such rights or options created by the Company to employees of the Company or of any subsidiary of the Company who are not directors or executive officers within the limits required by applicable law and set forth in a policy or one or more resolutions of our Board of Directors and/or the compensation committee, as applicable. To date, the compensation committee has not delegated any such authority.
The compensation committee will review and approve the form and amount of the compensation to be paid or awarded to our CEO. The compensation committee will also review and approve the form and amount of the compensation to be paid or awarded to our other executive ‘‘officers,’’ (as defined in the rules under Section 16 of the Exchange Act), including our other Named Executive Officers, at least annually and will be informed by the recommendations of our CEO. The compensation committee will:
•Establish annually corporate goals and objectives relevant to compensation for our CEO;
•Evaluate annually our CEO’s performance against any corporate goals and objectives relevant to our CEO’s compensation;
•Establish annually corporate goals and objectives relevant to compensation, in consultation with our CEO, for our other executive officers and employees;
•Evaluate annually, in consultation with our CEO, our other executive officers’ performance against any corporate goals and objectives relevant to such individuals’ compensation;
•Administer and, if determined to be necessary, amend the Company’s equity compensation plan if any, and any other material compensation plan; provided that the compensation committee may delegate routine administration of such plans to an administrative committee consisting of Company officers or other employees; and
•Annually review the Company’s compensation philosophy and strategy.
The compensation committee will also review periodically the succession planning for our CEO and other executive officers, report the findings and recommendations to our Board of Directors, and work with our Board of Directors in evaluating potential successors to these positions; participate in the preparation of the Compensation Discussion and Analysis, provide a compensation committee report for inclusion in the Company’s proxy statement and generally oversee the Company’s compensation-related disclosure; oversee the Company’s submission to, and consider the results of, stockholder votes of matters relating to compensation, including stockholder proposals or advisory votes on Named Executive Officer compensation and the frequency of such votes, incentive, and other compensation plans, and amendments to such plans; oversee the management of risks associated with the Company’s compensation programs, policies, and practices, including an annual review of the Company’s risk management processes related to its compensation programs, including to determine whether any such program encourages undue or inappropriate risk-taking by Company personnel that is reasonably likely to have a material adverse effect on the Company; assist our Board of Directors in its oversight of the development, implementation, and effectiveness of the Company’s policies and strategies relating to its human capital management function, including, but not limited to, those policies and strategies regarding recruiting, retention, career development and progressions, management succession, diversity, and employment practices; and perform such other duties and responsibilities as further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://investors.forhims.com/governance.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies, and makes decisions that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our executive officers when making decisions with respect to their compensation.
The compensation committee has retained a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program; however, the compensation committee exercises its own judgment in making final decisions with respect to the compensation of our executive officers, including our Named Executive Officers.

36	COMPENSATION DISCUSSION AND ANALYSIS
Setting Target Total Direct Compensation
During the first quarter of each fiscal year, the compensation committee conducts a review of the compensation arrangements of our executive officers, including our Named Executive Officers. As part of this review, the compensation committee evaluates the base salary levels and short-term and long-term incentive compensation opportunities of our executive officers.
The compensation committee does not establish a specific target for formulating the base salaries and short-term and long-term incentive compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, including our Named Executive Officers, the members of the compensation committee rely primarily on their general experience and subjective considerations of various factors, including some or all of the following:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the compensation committee and our Board of Directors;
•each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at companies in the competitive market;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at companies in the competitive market;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•compensation parity among our executive officers;
•our financial performance relative to our peers; and
•the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making regarding the compensation opportunity for each executive officer, including our Named Executive Officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of compensation levels quantifiable.
The members of the compensation committee do not weigh these factors in any predetermined manner, nor do they apply any formulas in making their compensation decisions. The compensation committee members consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, understanding of the Company’s strategic/annual operating plan, and business judgment in making their decisions.
The members of the compensation committee do not engage in formal benchmarking against other companies’ compensation programs or practices to set compensation levels or make specific compensation decisions with respect to our executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment, to gain a general understanding of market compensation levels.

COMPENSATION DISCUSSION AND ANALYSIS	37
Role of Management
In discharging its responsibilities, the members of the compensation committee work with members of our management, including our CEO. In addition, our Chief Legal Officer regularly attends the general portion of the compensation committee meetings and members of our management team from the Company’s Finance and Human Resources departments also occasionally participate in compensation committee meetings to provide information to the committee. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to base salaries, annual incentive bonus opportunities, and long-term incentive compensation opportunities, and other compensation-related matters for our executive officers (except with respect to his own compensation).
At least each fiscal year, our CEO reviews the performance of our other executive officers based on such individual’s level of success in accomplishing business objectives and his or her overall performance and then shares these evaluations with, and makes compensation recommendations to, the compensation committee. The members of the compensation committee review and discuss our CEO’s proposals and recommendations with our CEO and consider them as a factor in determining and approving the compensation of our executive officers. Our CEO also generally attends meetings of our Board of Directors and the compensation committee at which executive compensation matters are addressed, except with respect to consideration and decisions involving his own compensation.
Role of the Compensation Consultant
The members of the compensation committee have the authority to retain an external compensation consultant to assist them by providing information, analysis, and other advice relating to the compensation of our executive officers, including our Named Executive Officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In September 2020, our Board of Directors engaged Compensia, Inc. (‘‘Compensia’’), a national compensation consulting firm, to serve as compensation consultant to the Board, and upon its formation in January 2021, the compensation committee, to advise on executive compensation matters, including competitive market pay practices for our executive officers, including our Named Executive Officers, and with the data analysis and selection of a compensation peer group.
During 2023, Compensia attended the meetings of the compensation committee, both with and without management present, as requested and provided various services, including, but not limited to, the review and analysis of the compensation of the members of our Board of Directors; the review and analysis of the compensation of our executive officers; the analysis, selection, and updating of a compensation peer group; assistance with developing the Company’s compensation philosophy; the review and analysis of competitive market positioning and competitive market data for various executive roles; the review of practices with respect to compensation recovery policies; the review of market practices for the design of a short-term incentive bonus plan; the review of practices with respect to stock ownership guidelines; a compensation risk assessment; the review and analysis of equity dilution versus peers; updates on regulatory trends and developments related to executive compensation; the review of Say-on-Pay vote results; and advice on other compensation committee items as requested. The terms of Compensia’s engagement include reporting directly to the compensation committee chair. In 2023, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to assess Compensia’s independence from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2023. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Section 303A.05(c)(iv) of the NYSE rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

38	COMPENSATION DISCUSSION AND ANALYSIS
Competitive Positioning
The compensation committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing the compensation of our executive officers against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists primarily of companies in the health and wellness, technology and consumer technology, and consumer sectors that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers in making decisions with respect to the compensation of our executive officers.
At least annually, with the assistance of Compensia, the compensation committee reviewed its then-current compensation peer group and considers changes in order to reflect our financial profile, to account for changes in both our business and the businesses of the companies in the peer group, and to reflect any other warranted changes. In October 2022, the compensation committee agreed upon an updated compensation peer group. The companies in this compensation peer group used for purposes of establishing our executive compensation program for 2023 were selected on the basis of their similarity to us, based on the following criteria:
•publicly traded companies headquartered in the United States and traded on a major United States stock exchange;
•companies in the healthcare industry (including healthcare services and healthcare technology), companies in the technology and consumer technology industries (including application software, interactive media and services, internet and direct marketing retail, internet services and infrastructure, and systems software), companies in the consumer industry (including personal products), and companies in the educations services industry;
•companies with revenues within a range of approximately 0.5x to approximately 4.0x of our then-last four fiscal quarter revenue of approximately $500 million (approximately $250 million to approximately $2 billion); and
•companies with market capitalization within a range of approximately 0.33x to approximately 4.0x of our estimated valuation of approximately $1.3 billion as of September 2022 (approximately $445 million to approximately $5.3 billion).
As a result, the compensation committee approved a compensation peer group for 2023 compensation decisions consisting of the following companies:

1Life Healthcare	Digital Ocean	PagerDuty
Ascend	Duolingo	Q2
Box	Fastly	SmartSheet
Bumble	GoodRx Holding	Sprinklr
CarGurus	LivePerson	Udemy
Core Scientific	LiveRamp	Yelp
Coursera	NerdWallet	ZipRecruiter
The compensation committee used data drawn from the companies in our compensation peer group, as well as data from a custom data cut drawn from the Radford Global Technology Survey database, to evaluate the competitive market when determining the target total direct compensation packages for our executive officers, including our Named Executive Officers, including base salary, target annual incentive bonus opportunities, and long-term incentive compensation opportunities.

COMPENSATION DISCUSSION AND ANALYSIS	39
Compensation Elements
As noted above, our executive compensation program consists of three principal elements – base salary, annual incentive bonus opportunities, and long-term incentive compensation in the form of equity awards.
The relative proportion of fixed and incentive compensation paid to our CEO and to our other Named Executive Officers for 2023 is reflected below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers, and is an important element of compensation intended to attract and retain highly talented individuals. We use base salary to provide each executive officer with a specified level of cash compensation during the fiscal year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
The initial base salary of each executive officer, including our Named Executive Officers, was established through arm’s-length negotiation at the time we hired the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. These base salaries were subsequently adjusted from time to time by the compensation committee after an evaluation of our corporate performance and each executive officer’s individual performance.
The compensation committee annually reviews the base salaries of our executive officers each year as part of their annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and make adjustments as they determine to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, market conditions, the recommendations of our CEO, and the other factors described in ‘‘Compensation-Setting Process - Setting Target Total Direct Compensation’’ above.

40	COMPENSATION DISCUSSION AND ANALYSIS
In February 2023, in connection with its annual review of our executive compensation program, the compensation committee set the base salaries of each of our executive officers, including our Named Executive Officers, at the following amounts, effective January 1, 2023:

Named Executive Officer	2023 Base Salary	Percentage Adjustment from 2022 Base Salary(1)

Mr. Dudum	$625,000	4.17%
Ms. Baird	$490,000	4.70%
Mr. Okupe	$495,000	10.00%
Ms. Boughton	$440,000	3.53%
Mr. Chi	$485,000	14.12%
(1)From salaries as of December 31, 2022.
Annual Incentive Bonus Plan
The Company offers an annual cash bonus plan to provide selected employees, including our executive officers, with the opportunity to earn cash bonus awards based upon the achievement of Company short-term financial and strategic performance goals (the ‘‘Annual Incentive Bonus Plan’’). We use the Annual Incentive Bonus Plan to motivate our applicable employees, including our executive officers, to achieve our financial performance goals as set forth in our annual operating plan.
Pursuant to the Annual Incentive Bonus Plan, the compensation committee established a target annual incentive bonus opportunity for each participant in the plan with actual awards paid from the bonus pool determined based on actual performance against pre-established financial goals during the applicable performance period. For 2023, the performance period was January 1, 2023 through December 31, 2023.
Unless otherwise determined by the compensation committee, to be eligible to earn an incentive bonus award, a participant must be employed by us or an affiliate of the Company on the date the incentive bonus award is paid. Earned incentive bonus awards, if any, are to be paid in cash no later than two and one-half months following the end of the applicable performance period and after the compensation committee has determined and certified the level of performance achieved and the amount of the incentive bonus awards earned. The compensation committee reserves the right, in its sole discretion, to settle a bonus award in cash or with a grant of a share-based award under our then-current equity compensation plan (or a combination thereof with an aggregate value equal to the earned bonus).
All annual incentive bonus awards under the Annual Incentive Bonus Plan are subject to any Company recoupment or ‘‘clawback’’ policy, as may be in effect from time to time, including any policy required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We adopted a clawback policy that is compliant with the requirements of Exchange Act Rule 10D-1 in July 2023.
Target Annual Incentive Bonus Opportunities for 2023
The initial target annual incentive bonus opportunity of each of our executive officers, including our Named Executive Officers, was established through arm’s-length negotiation at the time of hire or through the compensation review process at the time we promoted the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS	41
The compensation committee annually establishes the target incentive bonus opportunity for each eligible participant, including each Named Executive Officer, based upon a specific percentage of such participant’s annual base salary for the performance period. In setting these percentages, the compensation committee takes into consideration the recommendations of our CEO, as well as the other factors described in ‘‘Compensation-Setting Process – Setting Target Total Direct Compensation’’ above.
In February 2023, the compensation committee set the target annual incentive bonus opportunities for our executive officers, including our Named Executive Officers. The target annual incentive bonus opportunities of our Named Executive Officers were as follows:

Named Executive Officer	2023 Target Annual Incentive Bonus Opportunity (as a percentage of base salary)	2022 Target Annual Incentive Bonus Opportunity (as a percentage of base salary)

Mr. Dudum	100%	100%
Ms. Baird	70%	60%
Mr. Okupe	75%	60%
Ms. Boughton	65%	60%
Mr. Chi	70%	60%
Corporate Performance Measures
During 2023, participants in the Annual Incentive Bonus Plan were eligible to receive bonus awards based upon our actual achievement against two corporate performance metrics that were selected by the compensation committee and that were closely related to the financial and strategic objectives that were important to us. In February 2023, the compensation committee selected ‘‘Revenue’’ (weighted 60%) and ‘‘Adjusted EBITDA’’ (weighted 40%), as defined below, as the two corporate performance metrics for the Annual Incentive Bonus Plan for 2023. The compensation committee believed these performance metrics were appropriate because, in its view, they were strong indicators of the successful execution of our business objectives for 2023, and they provided a strong emphasis on growth while managing expenses and strengthening our customer and commercial relationships. The compensation committee also believed these metrics would influence the creation of sustainable long-term stockholder value.
The corporate performance metrics used for purposes of the Annual Incentive Bonus Plan for 2023 were defined as follows:
•‘‘Revenue’’ meant our GAAP total net revenue for 2023, as reflected in our audited financial statements for 2023; and
•‘‘Adjusted EBITDA,’’ which is a non-GAAP financial measure, meant net loss before stock-based compensation, depreciation and amortization, acquisition-related costs (which includes (i) acquisition professional services; and (ii) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses), income taxes, changes in fair value of liabilities, impairment of long-lived assets, interest income, one-time merger bonuses and warrant expense, and amortization of debt issuance costs.

42	COMPENSATION DISCUSSION AND ANALYSIS
In February 2023, the compensation committee established a threshold, target, and maximum achievement level for each of these corporate performance metrics. Each of the corporate performance metrics was evaluated separately and could be earned independently from the other performance metric. Achievement levels for performance between the threshold and target performance levels and between the target and maximum performance levels were to be calculated using straight-line interpolation. The threshold, target, and maximum performance levels and bonus pool funding for each of the corporate performance metrics were as follows:

Performance Metric	Threshold (0% Payout)	Threshold (50% payout)	Target (100% Payout)	125% Payout	150% Payout	Maximum (200% Payout)

Revenue	< $684 million	$684 million (90% of target performance	$760 million	$800 million (106% of target performance)	$850 million (112% of target performance	$900 million (119% of target performance)
Adjusted EBITDA	< $20.5 million	$20.5 million (90% of target performance)	$22.8 million	$28 million (125% of target performance)	$34 million (150% of target performance)	$45 million (200% of target performance)
Annual Incentive Bonus Plan Payments
Under the Annual Incentive Bonus Plan, cash bonus awards were to be paid from a bonus pool based on our performance with respect to each of the corporate performance metrics and the extent to which each objective was achieved for the applicable year. The compensation committee did not make any discretionary adjustments to the bonus pool or the incentive cash bonus awards earned by our Named Executive Officers during 2023.
The percentage achievement and the corresponding payment levels with respect to each corporate performance metric, as determined by the compensation committee based on our actual performance, is set forth in the table below. For purposes of determining the weighted percentage achievement level, if the percentage achievement level exceeded 100%, the weighted percentage achievement level was determined by multiplying the applicable percentage achievement level by the applicable weighting percentage.

Performance Metric	Weighting Percentage	Target Performance Level	Actual Performance Level	Percentage Achievement Level	Weighted Percentage Achievement Level

Revenue	60%	$760 million	$872 million	172%	103%
Adjusted EBITDA	40%	$22.8 million	$49.5 million	200%	80%
Total Weighted Percentage Achievement Level					183%
As a result, the compensation committee established a bonus pool based on the total weighted percentage achievement level and our Named Executive Officers earned annual incentive bonus awards equal to 183% of their target annual incentive bonus opportunities.

COMPENSATION DISCUSSION AND ANALYSIS	43
The following table sets forth the target incentive bonus opportunities and the actual incentive bonus award made to our Named Executive Officers for 2023.

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Target Annual Incentive Bonus Opportunity	Weighted Percentage Achievement Level	Annual Incentive Bonus Award

Mr. Dudum	100%	$625,000	183%	$1,144,998
Ms. Baird	70%	$343,000	183%	$628,375
Mr. Okupe	75%	$371,250	183%	$680,129
Ms. Boughton	65%	$286,000	183%	$523,951
Mr. Chi	70%	$339,500	183%	$621,963
Long-Term Incentive Compensation
As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate, reward, and retain qualified and experienced executives. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executives without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our Class A Common Stock and thereby align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards serve as an incentive for our executive officers to create sustainable value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.
During 2023, the compensation committee made grants of equity awards to our executive officers as part of the compensation committee’s annual review of executive compensation and for retention purposes. See ‘‘Compensation-Setting Process – Setting Target Total Direct Compensation’’ above for the factors that are considered in determining the size of equity awards. When calculating the number of shares subject to an award designated in terms of fair value, we generally divide the applicable fair value by the average of the Company’s stock price on the NYSE over the 60 trading days ending on the day immediately preceding the grant date.The terms and conditions of these equity awards are as follows:

44	COMPENSATION DISCUSSION AND ANALYSIS
RSU Awards
In February 2023, the compensation committee approved grants of RSU awards to our executive officers, including our Named Executive Officers, that may be settled for shares of our Class A Common Stock, with such awards vesting quarterly over four years commencing on the first Company Quarterly Vesting Date following the date of such grant, subject to continuous service conditions. ‘‘Company Quarterly Vesting Date’’ means each of March 15, June 15, September 15, and December 15 of a given year. The aggregate number of shares underlying the RSU awards granted to our Named Executive Officers by the compensation committee were as follows:

Named Executive Officer	RSU Award Granted (number of shares subject to award)

Mr. Dudum	567,144
Ms. Baird	260,756
Mr. Okupe	293,350
Ms. Boughton	195,567
Mr. Chi	260,756
Stock Option Awards
In February 2023, the compensation committee approved the grant of stock option awards to our executive officers, including our Named Executive Officers, that may be exercised at a price of $11.53 per share for shares of our Class A Common Stock, with such awards vesting on a monthly basis commencing on the first monthly anniversary of the date of grant, over four years, subject to continuous service conditions.
The aggregate number of shares underlying the stock option awards granted to our Named Executive Officers by the compensation committee were equal to the following amounts, as measured on the date of the grant:

Named Executive Officer	Stock Option Award Granted (number of shares subject to award)

Mr. Dudum	214,461
Ms. Baird	98,603
Mr. Okupe	110,928
Ms. Boughton	73,952
Mr. Chi	98,603
PRSU Awards
In February 2023, the compensation committee approved the grant of PRSU awards to our executive officers, including our Named Executive Officers, that may be settled for shares of our Class A Common Stock, with such awards vesting upon the achievement of certain revenue and Adjusted EBITDA performance targets, as well as continued service, at the end of the three-year period ending with fiscal year 2025. The compensation committee concluded that including a performance-based long-term incentive award in the mix of equity awards granted to our Named Executive Officers during 2023 would appropriately focus our executive team on our long-term strategic objectives in a way that further aligns their interests with those of our stockholders.

COMPENSATION DISCUSSION AND ANALYSIS	45
The aggregate number of shares underlying the PRSU awards granted to our Named Executive Officers by the compensation committee were equal to the following amounts, assuming achievement of 100% of the target performance levels:

Named Executive Officer	PRSU Award Granted (number of shares subject to award)

Mr. Dudum	397,001
Ms. Baird	182,529
Mr. Okupe	205,345
Ms. Boughton	136,897
Mr. Chi	182,529
With maximum performance, the number of shares that could be issued subject to these awards would be equal to 200% of the share numbers listed in the table above. The equity awards granted to our Named Executive Officers during 2023 are set forth in the ‘‘2023 Summary Compensation Table’’ and the ‘‘2023 Grants of Plan-Based Awards Table’’ below. The base salaries and annual incentive bonus payments to our Named Executive Officers during 2023 are set forth in the ‘‘2023 Summary Compensation Table’’ below.
Health and Welfare Benefits
Our executive officers, including our Named Executive Officers, are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, a work-from-home stipend, and commuter benefits.
Our executive officers, including our Named Executive Officers, are eligible to participate in the 401(k) plan we maintain for our employees generally. The 401(k) plan is intended to qualify under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the ‘‘Code’’), so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by us, if any, will be deductible by us when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plan accounts. The Company matches 50% of a participant’s contributions to the Section 401(k) Plan in cash, subject to an annual maximum limit of $3,000 per employee.
We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Personal Benefits
Currently, perquisites and other personal benefits represent a de minimis portion of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2023, because of the Company’s remote work policy, the visible public profile of our CEO and co-founder, and safety considerations in San Francisco, the Company reimbursed the cost of a home security system for Mr. Dudum. Additionally in 2023, because of the Company’s remote work policy, the Company reimbursed the cost of an office lease for Mr. Okupe. None of our other Named Executive Officers received perquisites or other personal benefits with a value, in the aggregate, of $10,000 or more.

46	COMPENSATION DISCUSSION AND ANALYSIS
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Employment Agreements; Change of Control and Severance Benefits
The compensation committee did not approve any changes to our Named Executive Officers’ benefits packages with regards to potential severance or change of control scenarios during 2023. See ‘‘Employment Agreements’’, ‘‘Post-Employment Compensation’’ and ‘‘Potential Payments Upon Termination or a Change of Control’’ below.
Compensation Recovery Policy
In accordance with the New York Stock Exchange’s final listing standards which required listed companies to implement the clawback policy rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our Board has also adopted a Recovery of Erroneously Awarded Compensation Policy (the “Clawback Policy”) permitting the Company to seek the recovery of cash-based incentive compensation or performance-based equity compensation paid to certain current and former officers of the Company who are subject to Section 16 of the Exchange Act. The Clawback Policy provides that the Company shall seek recovery of such cash-based incentive compensation or performance-based incentive compensation in the event of an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement (i) that corrects an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Prohibition on Derivative Securities and Hedging Transactions
Our Insider Trading Policy prohibits our employees, including our officers, and the non-employee members of our Board of Directors from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company’s securities. Stock options, restricted stock units, restricted stock, stock appreciation rights, and other securities issued pursuant to the Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.
Prohibition on Pledging and Margin Accounts
Because it is possible that upon a default on the loan or a failure to meet a margin call, a lender or broker, as the case may be, may sell the pledged securities as collateral in a foreclosure sale or the securities held in the margin account without the beneficial owner’s consent, our Insider Trading Policy prohibits our employees, including our officers, and the non-employee members of our Board of Directors from pledging Company securities as collateral for loans and also prohibits these individuals from holding Company securities in a margin account. Such a sale, even though not initiated at the beneficial owner’s request, is still considered a sale for his or her benefit. If made at a time when the employee or director is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), and a violation of this policy.

COMPENSATION DISCUSSION AND ANALYSIS	47
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain persons, generally their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a ‘‘Covered Employee’’). In addition, once an individual becomes a Covered Employee for any taxable year, that individual will remain a Covered Employee for all future years, including following any termination of employment.
Remuneration paid to a Covered Employee in excess of $1 million will be subject to the deduction limit. The compensation committee reserves the right to pay and has paid remuneration to our Covered Employees even if such remuneration is subject to the deduction limit, without regard to the deduction limit, if it determines that doing so is in the best interests of the Company and our stockholders.
Accounting for Stock-Based Compensation
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (‘‘ASC Topic 718’’), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers, other employees, and the non-employee members of our Board of Directors. This compensation expense is based on the grant date ‘‘fair value’’ of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Report of the Compensation Committee of the Board of Directors
The compensation committee of our Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on this review and discussion, the compensation committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Andrea Perez (chair)
Alex Bard

48	COMPENSATION DISCUSSION AND ANALYSIS
Compensation Tables
2023 Summary Compensation Table
The following table shows the compensation earned or received by or paid to our Named Executive Officers in 2023, 2022, and 2021.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)

Mr. Dudum Chief Executive Officer and Chairman	2023	612,040	11,116,592	1,305,179	1,200,000	167,600	14,401,411
	2022	600,000	2,824,999	6,296,219	1,092,329	3,000	10,816,547
	2021	573,875	13,053,177	—	1,600,203	3,000	15,230,255
Ms. Baird Chief Operating Officer	2023	490,000	5,111,076	600,084	561,600	3,000	6,765,760
	2022	468,000	1,499,999	3,941,333	446,671	3,000	6,359,003
	2021	466,913	3,977,305	—	330,933	3,000	4,778,151
Mr. Okupe(5) Chief Financial Officer	2023	495,000	5,749,954	675,092	505,973	6,375	7,432,394
	2022	422,727	4,199,998	2,446,967	350,000	3,000	7,422,692
Ms. Boughton Chief Legal Officer	2023	415,700	3,833,310	450,061	510,000	3,000	5,212,071
	2022	425,000	874,997	2,299,110	354,656	3,000	3,956,763
	2021	371,437	1,532,529	—	815,518	3,000	2,722,484
Mr. Chi(5) Chief Commercial Officer	2023	485,000	5,111,076	600,084	510,000	3,000	6,709,160
	2022	425,000	2,549,993	3,170,758	89,774	—	6,235,525
(1)The 2023 salaries of Mr. Dudum and Ms. Boughton reflect parental leaves of absence taken by each executive.
(2)Represents the aggregate grant date fair value of stock awards and option awards granted to our Named Executive Officers, computed in accordance with ASC Topic 718. The assumptions used in determining the grant date fair value of the stock option awards are set forth in Note 15 to our audited consolidated financial statements for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2024. For RSUs, the grant date fair value per share is equal to the closing price of our class A common stock on the NYSE on the grant date. For PRSUs, the grant date fair value per share is equal to the closing price of our class A common stock on the NYSE on the grant date and the number of shares granted assumes 100% of the target performance level is achieved.
(3)Represents cash amounts earned under our annual incentive bonus plans with respect to 2020 performance paid in 2021 (as applicable), 2021 performance paid in 2022, and 2022 performance paid in 2023.
(4)Represents a maximum $3,000 Company match for participation in the 401(k) Plan for each Named Executive Officer in 2021, 2022 and 2023. Mr. Dudum’s 2023 amount also includes a reimbursement of $164,600 for a home security system. Mr. Okupe’s 2023 amount also includes a reimbursement of $3,375 for an office lease.
(5)Mr. Okupe joined the Company in 2022. Mr. Chi joined the Company in 2021 and became a Named Executive Officer in 2022.

COMPENSATION DISCUSSION AND ANALYSIS	49
Grants of Plan-Based Awards in 2023 Table
The following table summarizes the equity and other awards granted to our Named Executive Officers in 2023.

			Estimated future payouts under non-equity incentive plan awards(1)			Estimated future awards under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock & Option Awards(5) (#)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares (#)	Target Number of Shares (#)	Maximum Number of Shares (#)

Mr. Dudum	3/1/23	2/16/23								214,461	11.53	1,305,179
	3/1/23	2/16/23				198,500	397,001	794,002				4,577,422
	3/1/23	2/16/23							567,144			6,539,170
			312,500	625,000	1,250,000
Ms. Baird	3/1/23	2/16/23								98,603	11.53	600,084
	3/1/23	2/16/23				91,264	182,529	365,058				2,104,559
	3/1/23	2/16/23							260,756			3,006,517
			171,500	343,000	686,000
Mr. Okupe	3/1/23	2/16/23								110,928	11.53	675,092
	3/1/23	2/16/23				102,672	205,345	410,690				2,367,628
	3/1/23	2/16/23							293,350			3,382,326
			185,625	371,250	742,500
Ms. Boughton	3/1/23	2/16/23								73,952	11.53	450,061
	3/1/23	2/16/23				68,448	136,897	273,794				1,578,422
	3/1/23	2/16/23							195,567			2,254,888
			143,000	286,000	572,000
Mr. Chi	3/1/23	2/16/23								98,603	11.53	600,084
	3/1/23	2/16/23				91,264	182,529	365,058				2,104,559
	3/1/23	2/16/23							260,756			3,006,517
			169,750	339,500	679,000
(1)The portion of the annual bonus based on corporate performance may range from a threshold of 50% to a maximum of 200% of the target bonus. Additional detail regarding the determination of cash bonuses is included above under ‘‘Compensation Discussion and Analysis — Annual Incentive Bonus Plan — Corporate Performance Measures.’’ Actual payments are set forth under ‘‘Compensation Discussion and Analysis — Annual Incentive Bonus Plan — Annual Incentive Bonus Plan Payments’’ above and included in the ‘‘2023 Summary Compensation Table’’ above.

50	COMPENSATION DISCUSSION AND ANALYSIS
(2)Amounts shown for PRSUs represent the range of possible payouts under the awards, subject to the holder’s continued service, following a three-year performance period that ends with fiscal year 2025. See “Compensation Elements – Long-Term Incentive Compensation” above for additional details regarding the PRSUs.
(3)The stock awards (RSUs) vest over a four-year period in substantially equal quarterly installments beginning on the first quarterly vesting date after March 15, 2023, with the RSUs vesting on each of March 15, June 15, September 15, and December 15, subject to the Named Executive Officer’s continuous service as of each vesting date.
(4)The option awards vest over a four-year period in substantially equal monthly installments beginning April 1, 2023, subject to the Named Executive Officer’s continuous service as of each vesting date.
(5)Represents the grant date fair value of such equity awards, computed in accordance with ASC Topic 718. The actual amounts realized by the Named Executive Officers will vary based on a number of factors, including our stock price at the time of each vesting event. The assumptions used in determining the grant date fair value of the stock option awards are set forth in Note 15 to our audited consolidated financial statements for the year ended December 31, 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2024. For RSUs, the grant date fair value per share is equal to the closing price of our common stock on the NYSE on the grant date.

COMPENSATION DISCUSSION AND ANALYSIS	51
Outstanding Equity at Fiscal Year End 2023 Table
The following table summarizes the outstanding equity awards held by our Named Executive Officers at December 31, 2023. The closing price of $8.90 per share of our Class A Common Stock on the last trading day in 2023 was used to determine the market value of the unvested RSUs shown in the ‘‘Market Value of Shares or Units of Stock That Have Not Vested ($)’’ column.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mr. Dudum	6/17/20	1,623,069		—	2.43	6/16/30				—	—
	6/17/20(4)			1,623,069	2.43	6/16/30				—	—
	6/17/20	2,932,882		—	2.43	6/16/30				—	—
	12/23/20	584,797		—	9.41	12/22/30	12/23/20	91,446	813,869	—	—
							1/20/21	37,478	333,554	161,928	1,441,159
							3/29/21	36,650	326,185	—	—
	2/24/22	477,959	564,861		5.01	2/23/32	2/24/22	317,178	2,822,884	—	—
	2/24/22	—	—	2,085,640	5.01	2/23/32				—	—
	3/1/23	40,211	174,250	—	11.53	2/28/33	3/1/23	460,805	4,101,165	397,001	3,533,309
Mr. Okupe	2/24/22	494,167	537,140		5.01	2/23/32	2/24/22	471,557	4,196,857	—	—
	3/1/23	20,799	90,129	—	11.53	2/28/33	3/1/23	238,347	2,121,288	205,345	1,827,571
Ms. Baird	3/29/18(5)	810,664	—	—	0.4	3/28/28				—	—
	11/6/19	55,905	—	—	1.75	11/5/29				—	—
	5/13/20	743,411	—	—	2.43	5/12/30				—	—
	12/23/20	265,899	—	—	9.41	12/22/30	12/23/20	41,477	369,145	—	—
							1/20/21	17,289	153,872	—	—
							3/29/21	6,109	54,370	—	—
	2/24/22	761,350	899,778	—	5.01	2/23/32	2/24/22	168,414	1,498,885	—	—
	3/1/23	18,488	80,115	—	11.53	2/28/33	3/1/23	211,865	1,885,599	182,529	1,624,508

52	COMPENSATION DISCUSSION AND ANALYSIS

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ms. Boughton	5/13/20	227,389		—	2.43	5/12/30				—	—
	12/23/20	106,450		—	9.41	12/22/30	12/23/20	16,562	147,402	—	—
				—			1/20/21	7,093	63,128	—	—
							3/29/21	18,325	163,093	—	—
	2/24/22	444,120	524,871		5.01	2/23/32	2/24/22	98,241	874,345	—	—
	3/1/23	13,866	60,086	—	11.53	2/28/33	3/1/23	158,899	1,414,201	136,897	1,218,383
Mr. Chi	5/27/21(5)	240,000	120,000	—	13.9	5/26/31	5/27/21(5)	90,000	801,000	—	—
	2/24/22	380,674	449,889	—	5.01	2/23/32	2/24/22	84,207	749,442	—	—
	8/10/22	116,144	232,288	—	6.82	8/9/32	8/10/22(6)	181,452	1,614,923	—	—
	3/1/23	18,488	80,115	—	11.53	2/28/33	3/1/23	211,865	1,885,599	182,529	1,624,508
(1)Unless otherwise noted, the stock option awards vest in substantially equal monthly installments over a four-year period, beginning on the one-month anniversary of each grant date, subject to the Named Executive Officer’s continuous service as of each vesting date.
(2)The RSUs vest over a four-year period in substantially equal quarterly installments as follows, subject to the Named Executive Officer’s continuous service as of each vesting date:
•For awards granted on December 23, 2020, January 20, 2021, and March 29, 2021, vesting began on June 15, 2021, with the RSUs subsequently vesting on, in any given year, each of March 15, June 15, September 15 and December 15 (each, a ‘‘Company Quarterly Vesting Date’’). Certain RSUs are also subject to accelerated vesting in the event the Named Executive Officer is subject to a qualifying involuntary termination of employment and/or experiences an involuntary termination of service in connection with a Change in Control (as such term is defined in the applicable RSU Agreement). Additionally, certain of the RSUs were granted as Earn Out RSUs which began vesting upon the satisfaction of certain conditions that were met in February 2021 and vest over a four-year period in the manner described above.
•For awards granted on February 24, 2022, vesting began on June 15, 2022, with the RSUs vesting on each Company Quarterly Vesting Date thereafter.
•For awards granted on March 1, 2023, vesting began on June 15, 2023, with the RSUs vesting on each Company Quarterly Vesting Date thereafter.
(3)The level of achievement for the PRSU awards will be measured based upon performance in a future fiscal year. Accordingly for fiscal 2023, award amounts are disclosed at the threshold level of achievement.
(4)The stock option award vests upon achievement of certain performance metrics, subject to the Named Executive Officer’s continuous service as of each vesting date.
(5)The stock option award vests over a four-year period, with 25% of the stock option award vesting after 12 months and the remainder vesting in substantially equal monthly installments thereafter, subject to the Named Executive Officer’s continuous service as of each vesting date.
(6)The RSUs vest over a four-year period, beginning on September 15, 2022, with the RSUs vesting on each Company Quarterly Vesting Date thereafter, subject to the Named Executive Officer’s continuous service with us as of each vesting date.

COMPENSATION DISCUSSION AND ANALYSIS	53
Option Exercises and Stock Vested in 2023 Table
The following table provides information about stock option exercises and the vesting of RSU awards that occurred during 2023. The values for exercised stock options reflect the difference between the aggregate option exercise price and the market price of our Class A Common Stock on the date of the exercise multiplied by the number of shares purchased upon exercise. The values for RSUs that vested during 2023 reflect the per share closing price of our Class A Common Stock on the vesting date multiplied by the number of shares that vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Dudum	313,257	2,195,083	412,150	3,325,180
Mr. Okupe	—	—	421,769	3,554,706
Ms. Baird	208,000	1,687,716	194,004	1,565,532
Ms. Boughton	100,000	657,674	120,690	972,114
Mr. Chi	—	—	212,298	1,714,499
Employment Agreements
We entered into written letter agreements with Mr. Dudum and Ms. Baird which became effective on January 21, 2021. We entered into a written letter agreement with Ms. Boughton on January 5, 2021. We believe that these arrangements were necessary to induce these individuals to continue to serve as senior executive officers of the Company following the consummation of the business combination that resulted in the Company becoming a publicly traded company. Additionally, we entered into a written letter agreement with Mr. Chi on April 19, 2021 upon the commencement of his tenure as our Senior Vice President, Growth (he was subsequently promoted in September 2021 to our Chief Growth Officer (now known as Chief Commercial Officer)) and Mr. Okupe on January 24, 2022 upon his appointment as our Chief Financial Officer.
Each of these letter agreements provides for ‘‘at will’’ employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time without cause) and sets forth the compensation arrangements that initially applied following the effectiveness of such letter agreements for the Named Executive Officer, including a base salary, eligibility for an incentive bonus for each fiscal year based on objective or subjective criteria established by our Board of Directors or the compensation committee, participation in our standard employee benefit plans offered to similarly situated employees of the Company, and reimbursement of all reasonable business expenses of the types authorized by the Company and reasonable and necessarily incurred or paid in the performance of the Named Executive Officer’s duties, responsibilities, and authorities under the letter agreement.
The letter agreements also acknowledge that each Named Executive Officer has been granted, awarded, or purchased shares of our Class A Common Stock, or awards exercisable for, or that may be settled into, shares of our Class A Common Stock, from time to time. All such shares or awards remain subject to their terms and to the terms of the incentive plan pursuant to which such shares or awards were granted, awarded, or sold (if and as applicable).
Each of these letter agreements further provides for severance and vesting acceleration payments and benefits as described in that certain Change in Control and Severance Agreement effective concurrently with the letter agreement. These Change in Control and Severance Agreements are discussed in more detail in ‘‘Post-Employment Compensation’’ below and ‘‘Potential Payments upon Termination or Change in Control’’ below.

54	COMPENSATION DISCUSSION AND ANALYSIS
These letter agreements also confirm that the Named Executive Officer is subject to the Employee Confidential Information and Inventions Assignment Agreement that he or she had previously or concurrently signed, as well as to the terms and conditions of our Employee Handbook, as in effect from time to time.
Post-Employment Compensation
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Mr. Dudum, Mr. Okupe, Ms. Baird, Mr. Chi, and Ms. Boughton have each entered into a Change in Control and Severance Agreement that provides for certain post-employment payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company. These Change in Control and Severance Agreements are discussed in more detail in ‘‘Potential Payments upon Termination or Change in Control’’ below.
These post-employment compensation arrangements are designed to provide reasonable compensation to Named Executive Officers who leave the Company under certain circumstances to facilitate their transition to new employment. We also believe that these arrangements are designed to align the interests of our Named Executive Officers and our stockholders when considering our long-term future. The primary purpose of these arrangements in the case of a change in control of the Company is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.
In determining payment and benefit levels under the various circumstances triggering the payments and benefits under the Change in Control and Severance Agreements with our Named Executive Officers, the compensation committee has drawn a distinction between voluntary terminations of employment and involuntary terminations of employment, which include terminations by us without cause and terminations of employment by the Named Executive Officer with good reason. Severance payments and benefits in the event of an involuntary termination of employment, including following a change in control of the Company, have been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the Named Executive Officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a voluntary termination of employment because such events often reflect either inadequate performance or an affirmative decision by the Named Executive Officer to end his or her relationship with us.
As a condition to a Named Executive Officer’s receipt of any payments or benefits described in his or her Change in Control and Severance Agreement, he or she will execute and allow to become effective a general release of claims in favor of us, in the form provided by us, comply with his or her continuing obligations (including the return of Company property) to the Company, and, if requested by us, immediately resign from all positions he or she holds with us, including as a member of our Board of Directors and as a member of the board of directors of any subsidiaries of the Company.
Notwithstanding anything contained in the Change in Control and Severance Agreement to the contrary, in the event that the payments and benefits provided pursuant to the Change in Control and Severance Agreement, together with all other payments and benefits received or to be received by a Named Executive Officer (‘‘Payments’’), constitute ‘‘parachute payments’’ within the meaning of Section 280G of the Code, and, but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code (the ‘‘Excise Tax’’), then the Payments will be made to the Named Executive Officer either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the Named Executive Officers’ receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.
We do not use excise tax payments (or ‘‘gross-ups’’) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our CEO or any other Named Executive Officer.
The compensation committee does not consider the specific amounts payable under the Change in Control and Severance Agreements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

COMPENSATION DISCUSSION AND ANALYSIS	55
For information on the Change in Control and Severance Agreements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2022, see ‘‘Potential Payments upon Termination or Change in Control’’ below.
Potential Payments Upon Termination or Change in Control
We may provide payments to our executive officers upon their termination or a change in control of the Company. Such payments are made pursuant to each executive officer’s Change in Control/Severance Agreement as described in ‘‘Post-Employment Compensation’’ above.
Voluntary Resignation or Termination for Cause
An executive officer is not entitled to receive any additional compensation or benefits, other than vested retirement income, if he or she voluntarily resigns from the Company or if his or her employment is terminated by the Company for cause.
Involuntary Termination Not Involving a Change in Control
If an executive officer is subject to an involuntary termination of employment that does not involve a change in control of the Company and executes a general release of claims in favor of us, the Company will provide the following continuing payments and benefits for the requisite time period upon such involuntary termination:
•the executive officer’s monthly base salary (for 12 months for our CEO and 9 months for each other NEO, referred to as the applicable severance period);
•the Company’s monthly portion of health insurance premiums under COBRA (for the applicable severance period);
•an amount equal to one-twelfth of the executive officer’s target annual incentive bonus opportunity, assuming achievement at 100% of goals, multiplied by the number of months in the applicable severance period; and
•accelerated vesting of unvested equity awards during the applicable severance period.

		Equity
Name(1)	Cash(2) ($)	Restricted Stock Units(3) ($)	Stock Options(4) ($)	Perquisites/Benefit(5) ($)	Total ($)

Mr. Dudum	1,250,000	5,703,343	17,166,325	27,036	24,146,704
Ms. Baird	624,750	1,763,660	1,857,516	12,696	4,258,622
Mr. Okupe	649,688	2,297,660	964,432	25,071	3,936,851
Ms. Boughton	544,500	1,064,885	1,034,636	25,071	2,669,092
Mr. Chi	618,375	1,870,460	1,388,401	15,466	3,892,702
(1)Mr. Dudum’s potential payments and benefits are for a period of 12 months following his separation. For Ms. Baird, Ms. Boughton, Mr. Chi, and Mr. Okupe, the potential payments and benefits are for a period of nine months following such separation.
(2)This column includes salary continuation and cash bonus payments for the applicable severance periods.
(3)This column includes accelerated vesting of restricted stock unit awards (including performance awards) for the applicable severance periods. These awards are valued using the closing price of our stock on the last trading day of 2023, regardless of actual vesting date. This column also includes performance-based restricted stock units, assuming a payout based on hitting 100% of the target performance levels during the applicable severance periods.
(4)This column includes accelerated vesting of outstanding stock option awards for the applicable severance periods. These awards are valued using the Black-Scholes calculation method as of the last trading day of 2023, regardless of actual vesting date.
(5)This column includes premiums paid for employer provided medical, dental, and vision benefits for the applicable severance period.

56	COMPENSATION DISCUSSION AND ANALYSIS
Involuntary Termination Involving a Change in Control
If an executive officer is subject to an involuntary termination of employment that involves a change in control of the Company and executes a general release of claims in favor of us, the Company will provide the following continuing payments and benefits for the 12 months upon such involuntary termination:
•the executive officer’s monthly base salary;
•the Company’s monthly portion of health insurance premiums under COBRA;
•an amount equal to one-twelfth of the executive officer’s target annual incentive bonus opportunity, assuming achievement at 100% of goals; and
•full accelerated vesting of all unvested equity awards.

		Equity
Name	Cash(1) ($)	Restricted Stock Units(2) ($)	Stock Options(3) ($)	Perquisites/Benefit(4) ($)	Total ($)

Mr. Dudum	1,250,000	23,985,171	19,633,219	27,036	44,895,426
Ms. Baird	833,000	9,307,834	4,859,800	16,928	15,017,562
Mr. Okupe	866,250	11,419,216	2,826,336	33,428	15,145,230
Ms. Boughton	726,000	5,603,449	2,818,916	33,428	9,181,793
Mr. Chi	824,500	9,432,104	3,988,732	20,621	14,265,957
(1)This column includes salary continuation and cash bonus payments for the requisite periods.
(2)This column includes accelerated vesting of restricted stock unit awards for the requisite periods. These awards are valued using the closing price of our stock on the last trading day of 2023, regardless of actual vesting date.
(3)This column includes accelerated vesting of outstanding stock option awards for the requisite periods. These awards are valued using the Black-Scholes calculation method as of the last trading day of 2023, regardless of actual vesting date.
(4)This column includes premiums paid for employer provided medical, dental, and vision benefits.

57
Director Compensation
Our Board of Directors has approved a director compensation program that became effective in January 2021 and has been amended from time to time, most recently in April 2024.
Each director (other than a CEO) is eligible to receive annual cash retainers for their service on our Board of Directors and committees as follows. In addition, we reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at Board of Directors’ or committee meetings.

Position	Retainer ($)

Board Member	40,000
Lead Independent Director	20,000
Non-Executive Chair of the Board	30,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	8,000
Risk Committee Chair	8,000
Audit Committee Member	10,000
Compensation Committee Member	7,500
Nominating and Corporate Governance Committee Member	4,000
Risk Committee Member	4,000
Members of our Board of Directors receive equity awards, currently in the form of restricted stock units, in connection with their board service. Each director (other than a CEO who is also Board Chair) is granted an award upon initial appointment to the Board of Directors (the “Initial Equity Award”), which vests with respect to one-third of the restricted stock units on each anniversary of the grant date of the Initial Equity Award over a period of three years. In each subsequent year after appointment, each director (other than a CEO who is also a Board Chair) who continues serving on our Board of Directors after our annual stockholders’ meeting may be granted an award (the ‘‘Annual Equity Award’’) that will vest in full on the earliest of (x) the date on which the Company’s next annual meeting of stockholders occurs or (y) the 12 month anniversary of the grant date. New directors who join the Board within six months following the Company’s annual meeting of stockholders (on a date other than the meeting date) may be granted a pro-rata Annual Equity Award for service until the end of the current director service year. In February 2024, our Board of Directors approved an increase in the value of equity awards granted to directors as follows: (1) the value of the Initial Equity Award increased from $350,000 to $400,000 and (2) the value of the Annual Equity Award increased from $175,000 to $200,000. To derive the number of shares to grant from the applicable values, the Company divides the applicable value by the average of the Company’s stock price on the NYSE over the 60 trading days ending on the day immediately preceding the grant date.
Both the Initial Equity Award and each Annual Equity Award will vest in full if we are subject to a change in control of the Company prior to the termination of the director’s continuous service.

58	DIRECTOR COMPENSATION
The table below shows the compensation and benefits applicable to our directors (other than our CEO, who is also our Board Chair) for 2023.
2023 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Alex Bard	59,375	144,255	203,630
Ambar Bhattacharyya	65,500	144,255	209,755
Dr. Patrick Carroll	54,000	144,255	198,255
Dr. Delos Cosgrove	50,000	144,255	194,255
Kirsten Green*	31,799	—	31,799
Jules Maltz*	43,514	—	43,514
Lynne Chou O’Keefe	62,500	144,255	206,755
Christiane Pendarvis	45,000	670,392	715,392
Andrea Perez	61,250	144,255	205,505
David Wells	83,155	144,255	227,410
*     Ms. Green and Mr. Maltz were members of our Board of Directors until June 1, 2023.
(1)The amounts in this column include the total cash retainer and, where applicable, retainers for committee chairs, committee members, and Lead Independent Director.
(2)The amounts in this column include the aggregate grant date fair value of RSUs granted to the director during the year ended December 31, 2023, computed in accordance with ASC Topic 718. As of December 31, 2023, Dr. Cosgrove had 90,596 stock options outstanding. Directors had the following RSUs outstanding as of December 31, 2023: Mr. Bard, 31,953; Mr. Bhattacharyya, 28,829; Dr. Carroll, 66,281; Dr. Cosgrove, 19,707; Ms. O’Keefe, 59,887; Ms. Pendarvis, 65,339 ; Ms, Perez, 28,829; and Mr. Wells, 59,887. Ms. Pendarvis’s stock awards include her Initial Equity Award granted in March 2023 and the Annual Equity Award awarded in connection with the 2023 annual meeting, as she joined the Board of Directors in February 2023.

59
Equity Compensation Plan Information
The following table summarizes information, as of December 31, 2023, relating to our equity compensation plans, pursuant to which grants of stock options, restricted stock units, or other right to acquire shares of our Class A Common Stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (A)	Weighted- average exercise price of outstanding options, warrants and rights (B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) (C)

Equity compensation plans approved by stockholders	36,735,851(1)	$4.47(2)	17,637,369(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	36,735,851	—	17,637,369
(1)Includes an aggregate of 20,425,830 stock options (standard time-based vesting and performance-based vesting) with a weighted average exercise price of $4.52 and a weighted average remaining life of 5.10 years, 15,748,963 restricted stock units (standard time-based vesting and performance-based vesting), and 561,058 warrants.
(2)The weighted average exercise price of outstanding stock options and warrants excludes restricted stock units because they have no exercise price.
(3)The number includes 12,577,863 shares of Class A Common Stock available for issuance under the 2020 Equity Incentive Plan and 5,059,506 shares of Class A Common Stock available for issuance under the 2020 Employee Stock Purchase Plan. The 2020 Equity Incentive Plan provides for an annual increase in shares available for issuance; on the first day of each fiscal year of the Company during the term of the plan, commencing on January 1, 2022 and ending on (and including) January 1, 2031, the aggregate number of shares of common stock that may be issued under the plan shall automatically increase by a number equal to (a) 5% of the sum of (i) the total number of shares of Class A Common Stock plus (ii) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year or (b) a lesser number of shares of common stock (including zero) determined by our Board of Directors. Pursuant to this provision, an additional 10,674,087 shares of Class A Common Stock was added to the 2020 Equity Incentive Plan in January 2024. The 2020 Employee Stock Purchase Plan also provides for an annual increase in shares available for issuance: on the first day of each fiscal year of the Company during the term of the Plan, commencing on January 1, 2022 and ending on (and including) January 1, 2041, the aggregate number of shares of common stock that may be issued under the plan shall automatically increase by a number equal to the lesser of (i) 1% of the sum of (1) the total number of shares of Class A Common Stock plus (2) the total number of shares of Class V Common Stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) 12,000,000 shares of common stock (subject to adjustment as set forth in the Plan), or (iii) a number of shares of common stock determined by our Board of Directors. No additional shares were added to the 2020 Employee Stock Purchase Plan pursuant to this provision in 2024.

60
Pay Versus Performance Disclosure
As required Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and the Company’s financial performance for the last three completed fiscal years. In determining the ‘‘compensation actually paid’’ to our Principal Executive Officer (‘‘PEO’’) and our other Named Executive Officers (‘‘NEOs’’), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods under Item 402(v) of regulation S-K differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2020, 2021, 2022 and 2023 fiscal years. Note that for our NEOs other than our PEO, compensation is reported as an average. For further information concerning our compensation philosophy and how the compensation committee aligns executive compensation with our performance, please refer to ‘‘Executive Compensation – Compensation Discussion and Analysis’’ above.

			Average Summary Compensation Table Total for Non- PEO NEOs(1,4) ($)	Average Compensation Actually Paid to Non- PEO NEOs(1,5) ($)	Value of Initial Fixed $100 Investment Based On:			Company-Selected Measure* Revenue (in thousands)(9) ($)
Year*	Summary Compensation Table Total for PEO(1,2) ($)	Compensation Actually Paid to PEO(1,3) ($)			Total Shareholder Return (‘‘TSR’’)(6) ($)	Peer Group Total Shareholder Return(7) ($)	Net Loss (in thousands)(8) ($)

2023	14,401,411	21,357,371	6,529,846	8,030,837	58	76	(23,546)	872,000
2022	10,816,547	10,725,679	4,987,020	5,825,534	42	47	(65,678)	526,916
2021	15,230,255	26,759,950	3,330,464	741,286	42	90	(107,659)	271,878
2020	26,575,832	74,015,273	3,857,691	9,034,592	—	—	(18,114)	148,757
(1)Our PEO for all four years covered by the table was Andrew Dudum, our Chief Executive Officer. Our NEOs for the years covered in the table are:
◦2023: Yemi Okupe, our Chief Financial Officer; Melissa Baird, our Chief Operating Officer; Soleil Boughton, our Chief Legal Officer and Corporate Secretary; and Mike Chi, our Chief Commercial Officer.
◦2022: Yemi Okupe (who joined the Company in January 2022); Melissa Baird; Soleil Boughton; Mike Chi; and Irene Becklund, our Senior Vice President, Controller.
◦2021: Melissa Baird; Soleil Boughton; Irene Becklund; Spencer Lee, our former Chief Financial Officer; and Dr. Patrick Carroll, our Chief Medical Officer (who left the Company in January 2022 and returned in December 2022)
◦2020: Melissa Baird and Spencer Lee.
(2)The dollar amounts reported in the second column are the amounts of total compensation reported for Mr. Dudum for each corresponding year in the ‘‘Total’’ column of the Summary Compensation Table for each covered fiscal year. Please refer to ‘‘Executive Compensation – Executive Compensation Tables – Summary Compensation Table.’’

PAY VERSUS PERFORMANCE DISCLOSURE	61
(3)The dollar amounts reported in the third column represent the amount of ‘‘compensation actually paid’’ to Mr. Dudum, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Mr. Dudum during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Dudum’s total compensation for each fiscal year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	(Subtract) Original Grant Date Fair Value of Stock Awards and Option Awards Granted in Year(a) ($)	Add Year-End Fair Value of Unvested Awards Granted in Year(b)(c) ($)	(Subtract) Change in Fair Value of Unvested Equity Awards Granted in Prior Years(b)(c) ($)	Add Change in Fair Value of Vested Equity Awards(b)(c) ($)	Compensation Actually Paid to PEO ($)

2023	14,401,411	(12,421,771)	9,311,474	7,678,265	2,387,992	21,357,371
2022	10,816,547	($ 9,121,217)	10,957,883	($ 2,651,860)	724,326	10,725,679
2021	15,230,255	(15,597,595)	4,231,043	(16,837,455)	39,733,702	26,759,950
2020	26,575,832	(25,948,442)	70,775,628	—	2,612,255	74,015,273
(a)The grant date fair value of equity awards represents the total of the amounts reported in the ‘‘Stock Awards’’ and ‘‘Option Awards’’ columns, as applicable, in the Summary Compensation Table for the applicable fiscal year.
(b)No change in value for the following circumstances is included in the table as neither circumstance is applicable to the awards reported: (1) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (2) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. RSU awards are valued using the Company’s stock price at time of grant and subsequent valuations using the closing stock price as of the applicable year-end or vesting dates. Stock option awards are valued using Black-Scholes and Monte Carlo models at the time of grant (as disclosed in footnote 1 to the Summary Compensation Table on page 39. Subsequent fair value calculations at year-end or vesting date also use a Black-Scholes model based on the closing stock price, volatility and risk-free rates determined as of applicable year-end or vesting dates. Performance-based options are valued using a Monte Carlo simulation model at time of grant and are also revalued using a Monte Carlo simulation at applicable year-end or vesting dates.
(c)These amounts reflect both the fair value of awards granted and vested in the covered year, as well as the year over year change in fair value for awards granted in prior years that vested in the covered year.
(4)The dollar amounts reported in the fourth column represent the average of the amounts reported for our NEOs as a group (excluding our PEO) in the ‘‘Total’’ column of the Summary Compensation Table in each applicable year.

62	PAY VERSUS PERFORMANCE DISCLOSURE
(5)The dollar amounts reported in the fifth column represent the average amount of ‘‘compensation actually paid’’ to our NEOs as a group (excluding our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to our NEOs as a group (excluding our PEO) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for our NEOs (other than our PEO) as a group for each fiscal year to determine the compensation actually paid, using the same methodology described above in Note 3:

Year	Average Reported Summary Compensation Table Total for non-PEO NEOs ($)	(Subtract) Original Grant Date Fair Value of Stock Awards and Option Awards Granted in Year(a) ($)	Add Year-End Fair Value of Unvested Awards Granted in Year(b)(c) ($)	Add/(Subtract) Change in Fair Value of Unvested Equity Awards Granted in Prior Years(b)(c) ($)	Add Change in Fair Value of Vested Equity Awards(b)(c) ($)	Average Compensation Actually Paid to non-PEO NEOs ($)

2023	6,529,846	(5,532,684)	4,147,353	1,678,072	1,208,250	8,030,837
2022	4,987,020	(4,316,629)	4,748,857	4,098	402,188	5,825,534
2021	3,330,464	(2,308,374)	376,134	($ 942,620)	285,682	741,286
2020	3,857,691	(3,277,456)	4,889,151	2,889,851	675,355	9,034,592
(a)The grant date fair value of equity awards represents the average of the total of the amounts reported for our NEOs (excluding our PEO) in the ‘‘Stock Awards’’ and ‘‘Option Awards’’ columns, as applicable, in the Summary Compensation Table for the applicable fiscal year.
(b)See footnote (b) in immediately preceding table.
(c)See footnote (c) in immediately preceding table.
(6)Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. Because our stock was not publicly traded in 2020, the table does not present TSR information for that year. Our stock began publicly trading on January 21, 2021, which is the start of the measurement period for 2021. No dividends were paid in 2021, 2022 or 2023.
(7)The peer group used for this purpose is the Nasdaq Internet Index, as used in the Company’s performance graph in our Annual Report on Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year. Because our common stock was not publicly traded in 2020, the table does not present peer group TSR information for that year. Our stock began publicly trading on January 21, 2021, which is the start of the measurement period for 2021.
(8)The dollar amounts reported represent the amount of net loss reflected in the Company’s audited financial statements for the applicable fiscal year.
(9)The dollar amounts reported represent the amount of revenue reflected in the Company’s audited financial statements for the applicable year, which consists of Online Revenue and Wholesale Revenue. Online Revenue represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to accounting principles generally accepted in the United States of America (‘‘U.S. GAAP’’), primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. Wholesale Revenue represents non-prescription product sales to retailers through wholesale purchasing agreements. We sell only non-prescription products to wholesale partners. The Company has determined that Revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

PAY VERSUS PERFORMANCE DISCLOSURE	63
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section ‘‘Executive Compensation – Compensation Discussion and Analysis,’’ the Company’s executive compensation program emphasizes our maintaining a competitive executive compensation program in the markets in which we compete for talent as well as fostering an ownership mentality among our senior executives. As such we offer compensation packages that provide fixed compensation, short-term incentives that generally align to our annual financial and operational objectives and performance, and long-term incentives designed to align our executives’ interests with those of our stockholders. As a relatively new company and newly public company (founded in 2017 and becoming publicly traded in 2021), the Company’s compensation program and philosophy is growing and evolving with the Company.
While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay Versus Performance table, and such measures were not designed/intended to specifically align our performance in any given year with ‘‘compensation actually paid’’ as defined and computed in accordance with Item 402(v) of Regulation S-K. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of (1) the most important financial performance measures used by the Company to link performance with compensation actually paid to the Company’s NEOs and (2) the relationships between our executive compensation and the financial information presented in the Pay Versus Performance Table.
Financial Performance Measures
Our compensation philosophy links executive compensation to the key financial measures that the Company’s management, our Board of Directors and its compensation committee track in assessing the overall performance of the business, which are Revenue and Adjusted EBITDA. The Company’s compensation philosophy also incorporates stock price as a measure, and in particular in its design of long-term incentive compensation for our CEO. As a result, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Revenue
•Adjusted EBITDA
•Stock price
Of these measures, we have selected Revenue as the most important measure and included our results for the applicable fiscal years in the Pay Versus Performance Table above.

64	PAY VERSUS PERFORMANCE DISCLOSURE
Relationships between Compensation Actually Paid and Information in Table
Compensation Actually Paid and Total Shareholder Return
The following graph reflects the relationship between the PEO and average non-PEO NEO “compensation actually paid” (“CAP”), our cumulative Total Shareholder Return (“TSR”) and the TSR of the NASDAQ Internet Index (“Peer TSR”), assuming an initial fixed investment on December 31, 2020 of $100, for the fiscal years ended December 31, 2023, 2022 and 2021.

PAY VERSUS PERFORMANCE DISCLOSURE	65
Compensation Actually Paid and Net Income/(Loss)
The following graph reflects the relationship between the PEO and average non-PEO NEO CAP, and our net income (loss) for the fiscal years ended December 31, 2023, 2022 and 2021. While we are required by SEC rules to disclose the relationship between our net income and “compensation actually paid” to our NEOs, this is not a metric our compensation committee currently uses in evaluating our NEOs’ compensation.
Compensation Actually Paid and Revenue
The following graph reflects the relationship between the PEO and average non-PEO NEO CAP, and our GAAP revenue for the fiscal years ended December 31, 2023, 2022 and 2021.

66
CEO Pay Ratio
Under SEC rules, we are required to provide the following information regarding the relationship between the total annual compensation of Mr. Dudum, our Chief Executive Officer, and the median total annual compensation of our employees (other than Mr. Dudum) for fiscal year 2023:
•Mr. Dudum’s total annual compensation, as reported in the ‘‘Total Compensation’’ column in the ‘‘Summary Compensation Table for Fiscal Year 2023’’ included in this Proxy Statement, was $14,401,411.
•The total annual compensation of the median employee of all employees (other than Mr. Dudum) of the Company (including our consolidated subsidiaries and variable interest entities) was $108,384.
•Based on the above, for fiscal year 2023, the ratio of Mr. Dudum’s total annual compensation to the median of the total annual compensation of our employees was 131 to 1.
We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933.
The median employee used for our fiscal year 2023 analysis was determined using fiscal year 2023 annualized base salaries, bonuses earned and equity compensation. Such employee’s total annual compensation is calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median total annual compensation disclosed above. We used December 31, 2023 to determine our employee population to determine our median employee. Although we identified a new median employee for 2023, our calculation methodology for 2023 was the same methodology used to calculate our 2022 pay ratio.

67
Independent Registered Public Accounting Firm
Independent Registered Accounting Firm for 2024
The audit committee has selected KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2024. Although action by the stockholders on this matter is not required, the audit committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, online or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the audit committee may reconsider its selection.
One or more representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit, Audit-Related, Tax and All Other Fees
The table below sets forth the aggregate fees billed by KPMG in 2022 and 2023.

	2023 ($)	2022 ($)

Audit Fees(1)	2,699,624	2,365,000
Audit-Related Fees, Tax Fees, Other Fees(2)	—	—
Total	2,699,624	2,365,000
(1)Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for services that generally only the principal independent auditor reasonably can provide, such as consents for registration statements, assistance with and review of our SEC filings and one-time audit-related diligence.
(2)There were no Audit-Related Fees, Tax Fees, or Other Fees provided by our principal independent auditor.
Approval Policies and Procedures
The formal written charter for our audit committee requires that the audit committee (i) review and approve, in advance, the scope and plans for the audits and the audit fees and (ii) approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit and tax services to be performed by the independent auditor that are not otherwise prohibited by law or regulations and any associated fees. Our audit committee has adopted pre-approval policies and procedures for the engagement of independent accountants to render services to the Company. With respect to each proposed pre-approved service, KPMG must provide the audit committee with the background information regarding the specific services to be provided. If applicable, the term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. All other audit and non-audit services not included from time to time in the pre-approved services must be specifically pre-approved by the audit committee. Pursuant to the policy, pre-approval authority is delegated to the chair of the audit committee, or to one or more of its other members designated by the chair, and such person is to report any pre-approval decisions to the audit committee at its next scheduled meeting for ratification. The audit committee pre-approved all services provided by KPMG during fiscal 2023 in accordance with the pre-approval policies and procedures.

68
Report of the Audit Committee
of the Board of Directors
The material in this report is not ‘‘soliciting material,’’ is not deemed ‘‘filed’’ with the SEC and is not to be incorporated by reference in any filing of Hims & Hers under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee of our Board is comprised of three non-employee directors and operates under a written charter adopted by our Board. Our Board annually reviews the NYSE listing standards’ definition of independence for audit committee members and has determined that each member of the audit committee meets that standard. Our Board has determined that Mr. Bhattacharyya and Ms. O’Keefe are financially literate and that Mr. Wells qualifies as an audit committee financial expert within the meaning of SEC regulations and has accounting or related financial management expertise under the NYSE listing standards.
The principal purpose of the audit committee is to assist our Board in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The audit committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter, which our Board adopted and which the audit committee reviews on an annual basis.
In the performance of its oversight function, at its committee meeting in February 2024, the audit committee reviewed and discussed with management the audited financial statements of Hims & Hers for the year ended December 31, 2023 (the ‘‘Hims & Hers Financial Statements’’) and the assessment of Hims & Hers’ internal control over financial reporting.
The audit committee has retained KPMG LLP as the Company’s independent auditor for 2024.
The audit committee also discussed with the independent registered public accounting firm of Hims & Hers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the ‘‘PCAOB’’) and the SEC. The audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and discussed the independent accountants’ independence with the independent accountants.
Based upon the review and discussions referred to above, the audit committee recommended to the Board that the Hims & Hers Financial Statements be included in the 2023 Annual Report.
Submitted by the Audit Committee of the Board of Directors:
David Wells (chair)
Lynne Chou O’Keefe
Christiane Pendarvis

Proposals

Proposal 1	70	Proposal 2	72	Proposal 3	73

70
Proposal 1
Election of Directors
Our Board currently consists of eleven directors. The term of each of our directors expires at the Annual Meeting. Our Board has nominated Andrew Dudum, Dr. Patrick Carroll, M.D., Dr. Delos Cosgrove, M.D., Anja Manuel, Christopher Payne, Christiane Pendarvis, Andrea Perez and David Wells for election at the Annual Meeting. Alex Bard, Ambar Bhattacharyya and Lynne Chou O’Keefe, each a current director, have not been nominated for re-election and will cease to serve as a director immediately following the conclusion of the Annual Meeting, at which time the number of directors constituting the Board of Directors will be reduced from eleven to eight. We sincerely thank Mr. Bard, Mr. Bhattacharyya and Ms. O’Keefe for their service to the Company.
If each of the nominees are elected, they will serve on our Board until our 2025 annual meeting of stockholders and until their respective successors have been elected and qualified. The nominees for director at the Annual Meeting, their ages as of April 26, 2024, their positions and their offices held with the Company are set forth below. Other biographical information for the members of our Board is set forth in this proxy statement under the heading ‘‘Directors, Executive Officers and Corporate Governance—Directors and Executive Officers.’’
For so long as the shares of Class V Common Stock held by Mr. Dudum and his affiliates and permitted transferees continue to remain outstanding, our Restated Certificate of Incorporation provides that our Board will not be classified into three classes of directors and all of our directors will stand for reelection each year.
Following the date on which all shares of Class V Common Stock convert into shares of Class A Common Stock on a one-for-one basis, we intend that the Board will be classified into three classes of directors, each of whom will hold office for a three-year term.
Each person nominated for election has agreed to serve if elected. Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that nominees receiving the highest number of ‘‘For’’ votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. However, if you are a street name stockholder, which means that your shares are held by a broker, bank or other nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.

PROPOSAL ONE	71
Nominees at the Annual Meeting

Name	Age	Position(s) with Hims & Hers
Andrew Dudum	35	Chief Executive Officer, Director and Chairman
Dr. Patrick Carroll, M.D.	66	Chief Medical Officer and Director
Dr. Delos Cosgrove, M.D.	83	Director
Anja Manuel	49	Director
Andrea Perez	43	Director
Christopher Payne	55	Director
Christiane Pendarvis	54	Director
David Wells	52	Lead Independent Director
We believe that the director nominees reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of the Company’s industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of the Board, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies.
Diversity of our Eight Director Nominees

Gender Identity	Demographic Background	Board Tenure

● Female ● Male	● African American or Black ● Hispanic or Latinx ● White ● 2 or more Races/Ethnicities	● 0-3 years ● 4-10 years

The Board of Directors unanimously recommends a vote “FOR” each of the eight director nominees.

72
Proposal 2
Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024
The audit committee appoints our independent registered public accounting firm. The audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. KPMG LLP (‘‘KPMG’’) has served as the independent registered public accounting firm of Hims & Hers and its predecessors since 2019. Neither KPMG nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2024.
Neither our bylaws nor other governing documents or applicable law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the audit committee of our Board will reconsider whether or not to retain the firm. Even if the selection is ratified, the audit committee of our Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

73
Proposal 3
Non-Binding Advisory Vote on Executive Compensation
We are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote and is not binding on us or our Board of Directors, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board, and accordingly, the Board and the compensation committee intend to review and consider the voting results when making future decisions regarding our executive compensation programs. This ‘‘say-on-pay’’ vote is required pursuant to Section 14A of the Exchange Act and is considered good corporate governance.
As we explain in the Compensation Discussion and Analysis (‘‘CD&A’’) in this proxy statement, our executive compensation programs are designed to attract, reward and retain our named executive officers, who are vital to the success of our Company. Our programs reward our named executive officers for achieving specific annual and strategic goals. We strongly encourage you to review the CD&A.
The compensation committee reviews the compensation programs for our named executive officers to ensure the executive compensation structure aligns with our stockholders’ interests and current market practices. All committee members are independent directors who apply generally accepted governance practices to compensation decisions.
We believe that our executive compensation design, policy and strategy are critical in motivating our executives to seek innovative solutions that contribute to Hims & Hers’ continued success. Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote ‘‘FOR’’ the following resolution:
‘‘RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related disclosures contained in the proxy statement.’’

The Board of Directors unanimously recommends a vote “FOR” approval, on a non-binding, advisory basis, of compensation paid to our named executive officers.

74
Additional Information
Stockholder Nominations and Proposals for the 2025 Annual Meeting of Stockholders
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2025 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive office, located at 2269 Chestnut Street, #523, San Francisco, California 94123, no later than the close of business on December 27, 2024.
Proposals to be presented at our 2025 annual meeting of stockholders that are not intended for inclusion in the proxy statement must be submitted in accordance with the applicable advance notice provisions of our bylaws. Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Secretary at to our principal executive office, located at 2269 Chestnut Street, #523, San Francisco, California 94123. To be timely, notice must be received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting in any given year is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. Assuming the date of our 2024 annual meeting of stockholders is not so advanced or delayed, stockholders who wish to make a proposal at the 2025 annual meeting of stockholders must notify us no earlier than February 6, 2025 and no later than March 8, 2025. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2025 annual meeting of stockholders. You are advised to review our bylaws, which describe such information and other requirements about advance notice of stockholder proposals and director nominations. A copy of our current bylaws may be found in the investor relations section of our website at https://investors.forhims.com/governance. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 7, 2025.
Stockholders Sharing the Same Address
If you reside at the same address as one or more other Hims & Hers stockholders, your broker, bank or other nominee may have sent you a notice explaining that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice of sending only one copy of proxy materials is known as ‘‘householding.’’ This procedure reduces printing costs and postage fees and also helps protect the environment. If you received a householding communication, only one copy of our proxy materials will be sent to your address, unless different instructions were given by any stockholder at that address.
Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of documents was delivered. If you and another stockholder of record with whom you share an address participate in householding and you wish to receive an individual copy of our Proxy Materials now or discontinue your future participation in householding, please contact Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders who share the same address and receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact their bank, broker or other nominee or our investor relations department at the address or telephone number listed above.

ADDITIONAL INFORMATION	75
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters as Hims & Hers may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card in the envelope provided.

A-1
Appendix A
Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net loss before stock-based compensation, depreciation and amortization, acquisition-related costs (which includes (i) acquisition professional services; and (ii) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses), income taxes, change in fair value of liabilities, impairment of long-lived assets, and interest income. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue.
The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2023 and 2022:

A-2	APPENDIX A
Net Loss to Adjusted EBITDA Reconciliation
(In Thousands, Unaudited)

	Year Ended December 31,
	2023 ($)	2022 ($)

Revenue	872,000	526,916
Net loss	(23,546)	(65,678)
Stock-based compensation	66,080	42,817
Depreciation and amortization	9,515	7,474
Acquisition-related costs	3,016	1,192
Impairment of long-lived assets	429	1,127
Provision (benefit) for income taxes	1,975	(31)
Change in fair value of liabilities	1,075	(70)
Interest income, net	(9,029)	(2,610)
Adjusted EBITDA	49,515	(15,779)
Net loss as a % of revenue	(3)%	(12)%
Adjusted EBITDA margin	6%	(3)%
Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net loss and other U.S. GAAP results.
Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. “Free Cash Flow” is defined as net cash provided by (used in) operating activities, less purchases of property, equipment, and intangible assets and investment in website and mobile application development and internal-use software in investing activities.

APPENDIX A	A-3
Net Cash Provided By (Used In) Operating Activities to Free Cash Flow Reconciliation
(In thousands, unaudited)
The following table reconciles net cash provided by (used in) operating activities to Free Cash Flow for the years ended December 31, 2023 and 2022:

	Year Ended December 31,
	2023 ($)	2022 ($)

Net cash provided by (used in) operating activities	73,483	(26,531)
Less: purchases of property, equipment, and intangible assets in investing activities	(17,220)	(2,714)
Less: investment in website and mobile application development and internal-use software in investing activities	(9,272)	(4,533)
Free Cash Flow	46,991	(33,778)
Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our nondiscretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by (used in) operating activities and other U.S. GAAP results.

hims & hers
hims.com | forhers.com

Hims & Hers Health, Inc.
2269 Chesnut Street, #523
San Francisco, CA 94123

hims & hers

HIMS & HERS HEALTH, INC.
2269 CHESTNUT ST., #523
SAN FRANCISCO, CA 94123

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HIMS2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V50673-P06256

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HIMS & HERS HEALTH, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew Dudum
02) Dr. Patrick Carroll, M.D.
03) Dr. Delos Cosgrove, M.D.
04) Anja Manuel
05) Christopher Payne
06) Christiane Pendarvis
07) Andrea Perez
08) David Wells

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V50674-P06256

HIMS & HERS HEALTH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2024

The stockholder(s) hereby appoint(s) Andrew Dudum and Oluyemi Okupe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class V Common Stock of Hims & Hers Health, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/HIMS2024 at 11:00 a.m., Pacific Time on Thursday, June 6, 2024, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE